Exhibit 10.1
Execution Version
FIRST AMENDMENT TO
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT
THIS FIRST AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of May 4, 2021 (the “Effective Date”), is entered into by and among MATRIX SERVICE COMPANY, a Delaware corporation (the “Company”), the other Borrowers party hereto (together with the Company, the “Borrowers”), the Subsidiary Guarantors party hereto (the “Subsidiary Guarantors”), the Lenders (as hereinafter defined) party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”).
PRELIMINARY STATEMENT
WHEREAS, the Borrowers, the lenders party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Fifth Amended and Restated Credit Agreement dated as of November 2, 2020 (the “Credit Agreement”) and that certain Limited Waiver dated as of February 5, 2021 (the “Limited Waiver”);
WHEREAS, the Borrowers have now asked the Administrative Agent and the Lenders to amend certain provisions of the Credit Agreement;
WHEREAS, the Administrative Agent and the Lenders party hereto are willing to make such amendment, subject to the terms and conditions set forth herein, provided that the Borrowers and Subsidiary Guarantors ratify and confirm all of their respective obligations under the Credit Agreement and the other Loan Documents;
NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Defined Terms. Unless otherwise defined herein, capitalized terms used herein have the meanings assigned to them in the Credit Agreement.
2.Amendments to Credit Agreement.

a.The Credit Agreement (exclusive of the Exhibits and Schedules thereto) is hereby amended to delete the bold, stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex A hereto.

b.Schedules 2.01(b), 6.01 and 6.02 to the Credit Agreement is hereby amended to read in their entirety as set forth on Schedules 2.01(b), 6.01 and 6.02 attached hereto, respectively.

3.Conditions Precedent. This Amendment shall be effective on the Effective Date upon satisfaction of the following conditions:

a.no Default or Event of Default shall exist;

b.the Administrative Agent shall have received counterparts of this Amendment, duly executed by the Borrowers, the Subsidiary Guarantors and the Required Lenders;

c.the Borrowers shall have delivered to the Administrative Agent such documents and agreements required by the Administrative Agent in order to establish one or more Cash Collateral Accounts (as defined in the Credit Agreement as amended hereby) and to create and perfect the Administrative Agent’s Lien in such Cash Collateral Accounts and the balances held therein, and such Cash Collateral Accounts shall have been opened; and

d.the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.

4.Ratification. Each of the Borrowers and Subsidiary Guarantors hereby ratifies all of its Obligations under the Credit Agreement and each of the Loan Documents to which it is a party, and agrees and acknowledges that the Credit Agreement and each of the other Loan Documents to which it is a party are and shall continue to be in full force and effect as amended and modified by this Amendment. Nothing in this Amendment extinguishes, novates or releases any right, claim, lien, security interest or entitlement of any of the Lenders or the Administrative Agent created by or contained in any of such documents nor are the Borrowers or Subsidiary Guarantors released from any covenant, warranty or obligation created by or contained herein or therein.

5.Representations and Warranties.

a.Each of the Borrowers and Subsidiary Guarantors hereby represents and warrants to the Lenders and the Administrative Agent that (i) this Amendment has been duly executed and delivered on behalf of each of the Borrowers and Subsidiary Guarantors, (ii) this Amendment constitutes a valid and legally binding agreement enforceable against each of the Borrowers and Subsidiary Guarantors in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (iii) except as expressly set forth in the Limited Waiver with respect to the ERISA Rep (as defined therein), the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct on and as of the date hereof in all material respects as though made as of the date hereof, except for such representations and warranties as are by their express terms limited to a specific date, in which case such representations and warranties were true and correct in all material respects as of such specific date; provided that any representation or warranty qualified by Material Adverse Effect or materiality qualifier shall be true and correct in all respects as of such respective dates, (iv) no Default or Event of Default exists and (v) the execution, delivery and performance of this Amendment has been duly authorized by each of the Borrowers and Subsidiary Guarantors.

b.The Company hereby represents and warrants to the Lenders and the Administrative Agent that the financial results of the Company and the Subsidiaries for the period ending March 31, 2021 are not inconsistent in a material and adverse manner with the information for such period provided to the Lenders and the Administrative Agent prior to the date hereof.
6.Release and Indemnity.

a.Each Borrower hereby releases and forever discharges the Administrative Agent and each of the Lenders and each Affiliate thereof and each of their respective employees, officers, directors, trustees, agents, attorneys, successors, assigns or other representatives from any and all claims, demands, damages, actions, cross-actions, causes of action, costs and expenses (including legal expenses), of any kind or nature whatsoever, whether based on law or equity, which any of said parties has held or may now own or hold, whether known or unknown, for or because of any matter or thing done, omitted or suffered to be done on or before the actual date upon which this Amendment is signed by any of such parties (i) arising directly or indirectly out of the Loan Documents, or any other documents, instruments or any other transactions relating thereto and/or (ii) relating directly or indirectly to all transactions by and between any Borrowers or its representatives and the Administrative Agent, and each Lender or any of their respective directors, officers, agents, employees, attorneys or other representatives. Such release, waiver, acquittal and discharge shall and does include, without limitation, any claims of usury, fraud, duress, misrepresentation, lender liability, control, exercise of remedies and all similar items and claims, which may, or could be, asserted by any Borrower.

b.Each Borrower hereby ratifies the indemnification provisions contained in the Loan Documents, including, without limitation, Section 9.03 of the Credit Agreement, and agrees that this Amendment and losses, claims, damages and expenses related thereto shall be covered by such indemnities.

7.Counterparts. This Amendment may be signed in any number of counterparts, which may be delivered in original, facsimile or electronic form each of which shall be construed as an original, but all of which together shall constitute one and the same instrument.

8.Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of Oklahoma.

9.Amendment is a Loan Document; References to Credit Agreement. This Amendment is a Loan Document, as defined in the Credit Agreement. All references in the Credit Agreement to “this Agreement” shall mean the Credit Agreement as amended by this Amendment.

10.Integration. This Amendment, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or its Affiliates constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the Effective Date.
BORROWERS:
MATRIX SERVICE COMPANY, a Delaware corporation, MATRIX SERVICE CANADA ULC, an Alberta unlimited liability corporation, MATRIX SME CANADA ULC, a Nova Scotia unlimited liability company, MATRIX NORTH AMERICAN CONSTRUCTION LTD., an Ontario corporation, and MATRIX INTERNATIONAL HOLDING COMPANY LIMITED, a private company formed under the laws of England and Wales

By:    /s/ Kevin S. Cavanah
    Kevin S. Cavanah
    Vice President or Treasurer

Signed by
MATRIX APPLIED TECHNOLOGIES PTY LTD (ACN 089 397 982)
in accordance with section 127 of the Corporations Act 2001 by two directors:

/s/ Jeffrey Heath	/s/ Kevin S. Cavanah
Signature of director	Signature of director

Jeffrey Heath	Kevin S. Cavanah
Name of director (please print)	Name of director (please print)

Signature Page to First Amendment to Fifth Amended and Restated Credit Agreement

SUBSIDIARY GUARANTORS:
MATRIX SERVICE INC., an Oklahoma corporation; MATRIX PDM ENGINEERING, INC., a Delaware corporation; MATRIX NORTH AMERICAN CONSTRUCTION, INC., an Oklahoma corporation

By:    /s/ Kevin S. Cavanah
    Kevin S. Cavanah
    Vice President or Treasurer

Signature Page to First Amendment to Fifth Amended and Restated Credit Agreement

    ADMINISTRATIVE AGENT AND LENDER:

    JPMORGAN CHASE BANK, N.A.

    By:    /s/ Michael Mattson
    Name:    Michael Mattson
    Title:    Authorized Signer

Signature Page to First Amendment to Fifth Amended and Restated Credit Agreement

    LENDER:

    WELLS FARGO BANK, N.A.

By:    /s/ Dan Hughes
Name:    Dan Hughes
Title:    Vice President

Signature Page to First Amendment to Fifth Amended and Restated Credit Agreement

    LENDER:

    BANK OF MONTREAL

By:    /s/ John M. Dillon
Name:    John M. Dillon
Title:    Director

Signature Page to First Amendment to Fifth Amended and Restated Credit Agreement

    LENDER:

    BANK OF AMERICA, N.A.

By:    /s/ Scott Blackman
Name:    Scott Blackman
Title:    SVP

Signature Page to First Amendment to Fifth Amended and Restated Credit Agreement

    LENDER:

    BOKF, N.A., dba BANK OF OKLAHOMA

By:    /s/ Paul E. Johnson
Name:    Paul E. Johnson
Title:    Senior Vice President

Signature Page to First Amendment to Fifth Amended and Restated Credit Agreement

    LENDER:

    COMMERCE BANK

By:    /s/ Stephen Elias
Name:    Stephen Elias
Title:    Assistant Vice President
Signature Page to First Amendment to Fifth Amended and Restated Credit Agreement

ANNEX A
See attached.

SCHEDULE 2.01(b)
LETTER OF CREDIT COMMITMENTS
During the Covenant Relief Period:

Lender	Letter of Credit Commitment
JPMorgan Chase Bank, N.A.	$200,000,000.00
Wells Fargo Bank, N.A.	$0.00

After the expiration of the Covenant Relief Period:

Lender	Letter of Credit Commitment
JPMorgan Chase Bank, N.A.	$160,000,000.00
Wells Fargo Bank, N.A.	$40,000,000.00

SCHEDULE 6.01
Existing Indebtedness
None.

SCHEDULE 6.02
Existing Liens
None.

16

ANNEX A TO FIRST AMENDMENT
TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

FIFTH AMENDED AND RESTATED
CREDIT AGREEMENT
dated as of
November 2, 2020
among
MATRIX SERVICE COMPANY,
The Other Borrowers Party Hereto,
The Lenders Party Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
WELLS FARGO BANK, N.A.,
BANK OF MONTREAL,
and
BANK OF AMERICA, N.A.,
as Co-Syndication Agents
and
BOKF d/b/a BANK OF OKLAHOMA,
as Co-Documentation Agent
* * *
JPMORGAN CHASE BANK, N.A.,
as Sole Bookrunner and Sole Lead Arranger

17

i

SCHEDULES:

Schedule 2.01(a)	Lenders and Revolving Commitments
Schedule 2.01(b)	Letter of Credit Commitments
Schedule 3.13	Subsidiaries
Schedule 3.17	Payment and Performance Bonds
Schedule 5.13	Post-Closing Obligations
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.08	Existing Restrictions
EXHIBITS:

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Existing Letters of Credit
Exhibit C	Existing Security Agreements
Exhibit D	Existing Mortgages
Exhibit E	Matrix Service Company Investment Policy
Exhibit F	Forms of Subsidiary Guaranties
Exhibit G	Forms of U.S. Tax Compliance Certificates
Exhibit H	Form of Compliance Certificate

v

This FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of November 2, 2020 (the “Effective Date”), among MATRIX SERVICE COMPANY, a Delaware corporation (the “Company”), the other Borrowers party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
RECITALS
WHEREAS, the Company, the Canadian Borrowers, the Euro/Sterling Borrower, the Australian Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, are parties to that certain Fourth Amended and Restated Credit Agreement dated as of February 8, 2017 (as amended prior to the Effective Date, the “Existing Credit Agreement”).
WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement and that this Agreement amend and restate the Existing Credit Agreement in its entirety.
NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree that the Existing Credit Agreement is amended and restated in its entirety as follows:
ARTICLE I
Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquisition” means (a) the purchase or other acquisition by the Company or a Subsidiary of the Equity Interests in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged into, amalgamated with or consolidated with the Company or any Subsidiary or (b) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the assets of any other Person (other than a Subsidiary) or division thereof constituting a business unit or ongoing business.
“Adjusted EURIBOR Rate” means, with respect to any Eurocurrency Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in any Agreed Currency (other than Euros) for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase, in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent-Related Person” has the meaning assigned to it in Section 9.03(d).
“Agreed Currencies” means dollars and each Alternative Currency.
“Agreement” has the meaning set forth in the introductory paragraph hereto.
“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with those used in preparing the financial statements referred to in Section 5.01 of this Agreement.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the LIBO Interpolated Rate), at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1%, such rate shall be deemed to be 1% for the purposes of this Agreement.
“Alternative Currency” means Sterling, Euros, Canadian Dollars, Australian Dollars and any additional currencies determined after the Effective Date by mutual Agreement of the Borrowers, the Lenders, Issuing Banks and Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferrable and not restricted, able to be converted into dollars and available in the London interbank deposit market.

“Alternative Currency Equivalent” means, for any amount of any Alternative Currency, at the time of determination thereof, (a) if such amount is expressed in such Alternative Currency, such amount and (b) if such amount is expressed in dollars, the equivalent of such amount in such Alternative Currency determined by using the rate of exchange for the purchase of such Alternative Currency with dollars last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of such Alternative Currency with dollars, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin” means, with respect to any Loan, or with respect to the Unused Fees, the applicable per annum rate in the table set forth below based upon the Leverage Ratio for the most recently ended trailing four-quarter period with respect to which the Company is required to have delivered the financial statements pursuant to Section 5.01 (as such Leverage Ratio is reflected in the Compliance Certificate delivered under Section 5.01 by the Company in connection with the financial statements for such fiscal quarter):

Level	Leverage Ratio	Applicable Margin for Eurocurrency, EURIBOR and CDOR Loans	Applicable Margin for ABR Loans	Applicable Margin for Canadian Prime Rate Loans	Applicable Margin for Unused Fees
I	< 1.00x	2.000%	1.000%	2.500%	0.350%
II	< 1.50x	2.250%	1.250%	2.750%	0.400%
III	< 2.00x	2.500%	1.500%	3.000%	0.450%
IV	< 2.50x	2.750%	1.750%	3.250%	0.500%
V	≥ 2.50x	3.000%	2.000%	3.500%	0.500%

Each change in the Applicable Margin shall take effect on each date on which such financial statements and Compliance Certificate are delivered pursuant to Section 5.01, commencing with the date on which such financial statements and Compliance Certificate are delivered for the four-quarter period ended September 30, 2020. Notwithstanding the foregoing, for the period from the Effective Date through the date on which the financial statements and Compliance Certificate are delivered for the fiscal quarter ended September 30, 2020, the Applicable Margin shall be determined at Level I. In the event that any financial statement delivered pursuant to Section 5.01 is shown to be inaccurate when delivered (regardless of whether this Agreement or the Revolving Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher

Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then the Company shall (a) deliver to the Administrative Agent corrected financial statements for such Applicable Period promptly after completion, (b) determine the Applicable Margin for such Applicable Period based upon such corrected financial statements and (c) promptly pay to the Administrative Agent the accrued additional interest and Unused Fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.01. The provision in the previous sentence is in addition to the rights of the Administrative Agent and the Lenders with respect to Section 5.01 and their other respective rights under this Agreement. If the Company fails to deliver the financial statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.01, then effective as of the date such financial statements and corresponding Compliance Certificate were required to be delivered pursuant to Section 5.01, the Applicable Margin shall be determined at Level V and shall remain at such level until the date such financial statements and corresponding Compliance Certificate are so delivered by the Company.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, at all times during the Covenant Relief Period, “Applicable Margin” shall mean, for any day, with respect to any Loan, or with respect to the Unused Fees, the applicable per annum rate in the table set forth below:

Applicable Margin for Eurocurrency, EURIBOR and CDOR Loans	Applicable Margin for ABR Loans	Applicable Margin for Canadian Prime Rate Loans	Applicable Margin for Unused Fees
4.000%	3.000%	4.500%	0.500%

“Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.
“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.
“Australian Borrower” means Matrix Applied Technologies Pty Ltd (ACN 089 397 982), an Australian corporation.

“Australian Dollars” or “A$” means the lawful currency of Australia.
“Authorized Foreign Bank” means an “authorized foreign bank” as defined for the purposes of the ITA.
“Authorized Officer” means (a) as to the Company, the President or any Vice President or any other officer of the Company who is designated as an authorized officer in the certificate delivered pursuant to Section 4.01(b)(ii) or who is otherwise designated as such in a written certificate delivered by the Company to the Administrative Agent, and (b) as to any other Credit Party, the President or any Vice President of such Credit Party or any other officer of such Credit Party who is designated as an authorized officer in the certificate delivered pursuant to Section 4.01(b)(ii) or who is otherwise designated as such in a written certificate delivered by such Credit Party to the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Termination Date and the date of termination of the Revolving Commitments.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (g) of Section 2.14.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” means, initially, Relevant Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to Relevant Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.14.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, the “Benchmark Replacement” shall mean the alternative set forth in (3) below:
1.the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
2.the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
3.the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time and (b) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, solely with respect to a Loan denominated in dollars, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).
If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
1.for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
a.the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
b.the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
2.for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
1.in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
2.in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

3.in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.14(c); or
4.in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:
1.a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
2.a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
3.a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Bonding Obligations” means any and all obligations of the Company or any of its Subsidiaries to any Person to secure or assure the performance of any bid, contract, lease or statutory obligation, or otherwise constituting a bid, performance, return-of-money, surety, appeal or payment bond, contract or like undertaking, in each case, entered into by the Company or such Subsidiary in the ordinary course of business.
“Borrower” means, individually or collectively, the Company, the Canadian Borrowers, the Euro/Sterling Borrower and the Australian Borrower.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of CDOR Loans, Eurocurrency Loans or EURIBOR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.
“Borrowing Minimum” means (a) in the case of a Borrowing denominated in U.S. Dollars, $500,000, (b) in the case of a Borrowing denominated in Canadian Dollars, Cdn$500,000, (c) in the case of a Borrowing denominated in Euros, €500,000, (d) in the case of a Borrowing denominated in Sterling, £500,000 and (e) in the case of a Borrowing denominated in Australian Dollars, A$500,000.
“Borrowing Multiple” means (a) in the case of a Borrowing denominated in U.S. Dollars, $100,000, (b) in the case of a Borrowing denominated in Canadian Dollars, Cdn$100,000 and (c) in the case of a Borrowing denominated in any other Foreign Currency, the smallest amount of such Foreign Currency that is an integral multiple of 100,000 units of such currency and that has an Equivalent Amount in U.S. Dollars in excess of $100,000.
“Borrowing Request” means a request by the Company for a Revolving Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market or the principal financial center of the country in which payment or purchase of such currency can be made, (b) when used in connection with a CDOR or Canadian Prime Rate Loan, the term “Business Day” shall also exclude any day on which commercial banks in Toronto are authorized or required by law to remain closed and (c) when used in connection with a EURIBOR Loan, the term “Business Day” shall also exclude any day that is not a TARGET Day.
“Canadian Benefit Plans” means all material employee benefit plans or arrangements subject to the application of any Canadian benefit plan statutes or regulations that are maintained or contributed to by the Company or any of its Subsidiaries that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of the Company or any of its Subsidiaries participate or are eligible to participate but excluding all stock option or stock purchase plans.
“Canadian Borrowers” means, individually or collectively, Matrix Service Canada ULC, an Alberta unlimited liability corporation, Matrix SME Canada ULC, a Nova Scotia unlimited liability company, and Matrix North American Construction Ltd., an Ontario corporation.
“Canadian Dealer Offered Rate” means, with respect to any Borrowing denominated in Canadian Dollars for any Interest Period, (a) the applicable Screen Rate at or about 10:00 a.m. Toronto time on the Quotation Day or (b) if no Screen Rate is available for such Interest Period, the applicable Interpolated Rate as of such time on the Quotation Day, or if applicable pursuant to Section 2.14(a), the applicable Reference Bank Rate as of such time on the Quotation Day, plus, in each case, 0.10% per annum.
“Canadian Dollars” or “Cdn$” means the lawful currency of Canada.
“Canadian Pension Plan” means all plans or arrangements which are considered to be pension plans under, and are subject to the application of, any applicable pension benefits standards statute or regulation in Canada established, maintained or contributed to by the Company or any of its Subsidiaries for its employees or former employees.
“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (a) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (b) the average rate for 30 day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1% per annum; provided, that if any of the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with Agreement Accounting Principles excluding (a) the cost of assets acquired with Capital Lease Obligations, (b) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss and (c) leasehold improvement expenditures for which the Company or a Subsidiary is reimbursed promptly by the lessor.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Collateral Account” means a blocked account at a commercial bank specified by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer, automated clearinghouse and other cash management arrangements made or entered into at any time, or in effect at any time, whether directly or indirectly, and whether as a result of assignment or transfer or otherwise, between the Company or any Subsidiary and any Lender or Affiliate of a Lender; provided, however, that if such Person ceases to be a Lender or an Affiliate of a Lender, such agreement shall no longer be a “Cash Management Agreement”.
“CDOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Canadian Dealer Offered Rate.
“Change in Control” means (a) the acquisition by any Person or group (within the meaning of Rule 13d-5 of the SEC under the Securities Exchange Act of 1934) of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of more than 35% of the outstanding shares of voting stock of the Company or (b) occupation of a majority of the seats (excluding vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated or approved by the board of directors of the Company nor (ii) appointed by directors so nominated or approved.
“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street

Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean any and all assets and rights and interests in or to property of the Company and each of the other Credit Parties in which a Lien is granted or purported to be granted pursuant to the Collateral Documents.
“Collateral Documents” means, collectively, the Security Agreements, Mortgages and the Subsidiary Guaranties and each other agreement or writing pursuant to which any Credit Party pledges or grants a security interest in any property or assets securing the Obligations, or guarantees the payment and/or performance of the Obligations, in each case, as ratified, amended, restated, supplemented or otherwise modified from time to time.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Company” has the meaning set forth in the introductory paragraph hereto.
“Compliance Certificate” has the meaning assigned to such term in Section 5.01(c).
“Computation Date” has the meaning assigned to such term in Section 1.05(b).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise of branch profits Taxes.
“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period (a) plus, to the extent deducted in calculating Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, amortization and other non-cash charges (including but not limited to non-cash compensation expense recorded in accordance with ASC 718), (iv) losses on sales of fixed assets, (v) losses arising from the early extinguishment of Indebtedness, and (vi) extraordinary losses incurred other than in the ordinary course of business, (b) minus, to the extent included in Consolidated Net Income, (i) gains on sales of fixed assets, (ii) gains arising from the early extinguishment of Indebtedness, and (iii) extraordinary gains realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries on a consolidated basis without duplication and (c) minus, to the extent included in calculating Consolidated Net Income for such period, the non-cash portion (as to the Company or the applicable Subsidiary) of any income that is generated by a Joint Venture for such period. Notwithstanding the foregoing, with respect to any rolling four quarter period during which a Permitted Acquisition has occurred, for purposes of determining compliance with the Leverage Ratio or Fixed Charge Coverage Ratio, Consolidated EBITDA shall be calculated pro forma (without duplication) as if the acquired Person or business had been owned during the entire four quarter period, on the basis of (x) the historical financial statements of any Person or business so acquired, and (y) the assumption that the consolidated financial statements of the Company and its Subsidiaries have been reformulated as if such Permitted Acquisition, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of the relevant four quarter period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant Acquisition at the weighted average of the interest rates applicable to such Indebtedness) outstanding during such period.
“Consolidated Funded Indebtedness” means, for the Company and its Subsidiaries on a consolidated basis, the sum of the following (without duplication): (a) all Indebtedness for borrowed money, (b) all Indebtedness for the deferred purchase price of property or services, (c) all Indebtedness evidenced by a note, acceptance or other like instrument, (d) all Capital Lease Obligations, and (e) the aggregate undrawn and available amount of all outstanding letters of credit except those issued to insurance providers based on expected losses on worker’s compensation obligations. For the avoidance of doubt, Indebtedness in respect of Bonding Obligations shall not be considered Consolidated Funded Indebtedness for purposes of this Agreement.
“Consolidated Interest Expense” means, with reference to any applicable fiscal quarter or fiscal year period, the interest expense of the Company and its Subsidiaries calculated on a consolidated basis for such applicable period.
“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covenant Relief Period” means the period commencing on the First Amendment Effective Date through (but not including) the date on which the Company delivers financial statements and a Compliance Certificate in accordance with clauses (b) and (c) of Section 5.01 reflecting compliance with the financial covenants set forth in Sections 6.12 and 6.13 for the period ending March 31, 2022.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 9.23.
“Credit Parties” means the Borrowers and the Subsidiary Guarantors.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.20, any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to Administrative Agent, the Issuing Banks, the Swingline Lender or any other Lender, any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company, the Administrative Agent, the Issuing Banks, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and indicates that such position is based on such Lender’s determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20) upon delivery of written notice of such determination to the Company, the Issuing Bank, the Swingline Lender and each Lender.
“Distribution” means and includes, in respect of any corporation, partnership, limited liability company, association or other business entity: (a) dividends or other distributions or payments on capital stock or other Equity Interests in such corporation, partnership, limited liability company, association or other business entity (except distributions in such stock or other Equity Interest); and (b) the redemption, repurchase, retirement or acquisition of such stock or other Equity Interests or of warrants, rights or other options to purchase such stock or other Equity Interests (except when solely in exchange for such stock or other Equity Interests), unless made contemporaneously from the net proceeds of a sale of such stock or other Equity Interests.
“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States or its territories or possessions, excluding (a) any such Subsidiary all or substantially all of the assets of which are Equity Interests (or Equity Interests and debt interests) in a Foreign Subsidiary (or Foreign Subsidiaries) and (b) any such Subsidiary that is owned by a Foreign Subsidiary.
“DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by each U.K. Borrower within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by the Lender in writing to the Company and the Administrative Agent.
“Early Opt-in Election” means:
a.in the case of Loans denominated in dollars, the occurrence of:

1.a notification by the Administrative Agent to (or the request by the Company to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
2.the joint election by the Administrative Agent and the Company to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders; and

b.in the case of Loans denominated in an Alternative Currency, the occurrence of:
1.    a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Company) that the Required Lenders have determined that syndicated credit facilities denominated in the applicable Alternative Currency being executed at such time, or that include language similar to that contained in Section 2.14 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate, and
2.     the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the administration of any EEA Financial Institution.
“Effective Date” has the meaning set forth in the introductory paragraph hereto.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders in council, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or the management, presence, release or threatened release of any Hazardous Material.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“Equivalent Amount” means, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of another currency (the “second currency”) which would result from the conversion of the relevant amount of the first currency into the second currency at the 12:00 noon rate quoted by Bloomberg on www.bloomberg.com/markets/currencies/fxc.html (Page BOFC or such other Page as may replace such Page for the purpose of displaying such exchange rates) on such date or, if such date is not a Business Day, on the Business Day immediately preceding such date of determination, or at such other rate as may have been agreed in writing between the Company and Administrative Agent.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the

Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, failure by the Company or an ERISA Affiliate to make its “minimum required contributions” (within the meaning of Section 303 of ERISA) to a Plan, or the existence of a “funding shortfall” (within the meaning of Section 303 of ERISA) with respect to a Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or an ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or an ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrowers or any ERISA Affiliate from any Plan or Multiemployer Plan; (g) the receipt by the Company or an ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or an ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “at-risk” (within the meaning of Section 303 of ERISA), in “endangered” or “critical” status (within the meaning of Section 305 of ERISA), or “insolvent” or in “reorganization” within the meaning of Title IV of ERISA; or (h) any other event, condition, course of action or inaction, or circumstance with respect to any employee benefit plan as defined in Section 3(3) or ERISA of which the Company or an ERISA Affiliate is an “employer” which has established or maintained such plan, or is otherwise the employer in relation to it as described and defined in Section 3(5) of ERISA, which materially reduces, limits, prevents or ceases compliance of such employee benefit plan with ERISA, the Code or other applicable laws and regulations.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time; provided that, if any EURIBOR Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“EURIBOR Rate” means, with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”) with respect to Euros then the EURIBOR Rate shall be the EURIBOR Interpolated Rate; provided that, if any EURIBOR Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the EURIBOR Rate.
“Euro/Sterling Borrower” means Matrix International Holding Company Limited, a private company formed under the laws of England and Wales.
“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate or the Adjusted EURIBOR Rate.
“Euros” and “€” means the single currency of the participating member states of the European Union.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of such Credit Party’s Guarantee of, joint and several liability for, or grant of a Lien to secure, such Swap Obligation (or any Guarantee thereof or joint and several liability therefor) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee or joint and several liability of such Credit Party or the grant of such Lien becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee, joint and several liability or Lien is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal and United Kingdom withholding Taxes (excluding (x) the portion of United Kingdom withholding taxes with respect to which the applicable Lender is entitled to claim a reduction under an income tax treaty and

(y) United Kingdom withholding Taxes on payments made by any Subsidiary Guarantor under any Guarantee) imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Revolving Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (g) and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning set forth in the recitals hereto.
“Existing Letters of Credit” means the letters of credit described on Exhibit B.
“Existing Security Agreements” means those certain Pledge and Security Agreements or similar agreements described on Exhibit C, as they may be ratified, amended or modified and in effect from time to time.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
“First Amendment Effective Date” means May ___, 2021.

“Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio determined as follows (with all calculations to be made for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis):
Numerator: Consolidated EBITDA for the previous four fiscal quarters ending on such day less all Capital Expenditures and Distributions (not including (a) Distributions made pursuant to and in accordance with stock incentive plans, employee stock purchase plans or other benefit plans for management or employees of the Company and its Subsidiaries or (b) solely to the extent no Loans are outstanding as of the last day of the fiscal quarter for which the calculation is being determined, Distributions made for the purpose of repurchasing Equity Interests as permitted by Section 6.06(e) hereof (such Distributions, the “Subject Distributions”)) by the Company during the same period; provided that, for each of the fiscal quarters ending September 30, 2020, December 31, 2020, March 31, 2021 and June 30, 2021, to the extent Loans are outstanding as of the last day of the fiscal quarter for which the calculation is being determined, the amount of Subject Distributions included in the numerator shall be equal to the amount of Subject Distributions made during the previous four quarter period in excess of $7,500,000; provided, further, that, for the avoidance of doubt, for all fiscal quarters ending after June 30, 2021, to the extent Loans are outstanding as of the last day of the fiscal quarter for which the calculation is being determined, the actual amount of all Distributions made during the previous four quarter period shall be included in the numerator except to the extent specifically excluded pursuant to clause (a) above.
Denominator: (i) net cash taxes paid for the previous four fiscal quarters ending on such day, (ii) PLUS scheduled current maturities of any Indebtedness for the next four fiscal quarters (excluding the maturity of the Revolving Loans on the Termination Date), (iii) PLUS Consolidated Interest Expense for the previous four fiscal quarters ending on such day (excluding amounts included in Consolidated Interest Expense for amortization of deferred financing fees).
“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, and (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBO Rate or the EURIBOR Rate, as applicable.
“Foreign Borrower” means each Borrower other than the Company.
“Foreign Currency” means (a) Canadian Dollars, (b) Euros, (c) Sterling and (d) Australian Dollars.

“Foreign Currency Exposure” means, at any time, the sum of the aggregate outstanding principal amount of Revolving Loans denominated in Foreign Currencies and the total LC Exposure of Letters of Credit denominated in Australian Dollars, Euros and Sterling, in each case, at such time.
“Foreign Currency Sublimit” means $75,000,000.
“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is located. For purposes of this definition, (i) the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction, (ii) Canada, and each province or territory therein, shall be deemed to constitute a single jurisdiction, and (iii) a Lender that has designated a Canadian lending office in respect of Loans made to a Canadian Borrower, or that is an Authorized Foreign Bank, shall be deemed to be organized under the laws of the jurisdiction in which the Canadian Borrower is located.
“Foreign Subsidiary” means any Subsidiary (other than the Foreign Borrowers) that is not incorporated or organized under the laws of the United States or its territories or possessions, or a Subsidiary that is incorporated under the laws of the United States or its territories or possessions but is not a Domestic Subsidiary as defined in this Agreement.
“GAAP” means generally accepted accounting principles in the U.S.
“Governmental Authority” means the government of the U.S. or any other nation or any political subdivision thereof, whether provincial, territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, contaminants, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“HMRC DT Treaty Passport scheme” means the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.
“Immaterial Subsidiary” means any Subsidiary (other than a Borrower) (a) the total assets of which, determined as of the last day of any fiscal quarter, are less than or equal to 5% of the consolidated total assets of the Company and its Subsidiaries as at such date, and (b) for which the consolidated revenue attributable to such Subsidiary and its Subsidiaries for the three months ending on the last day of any fiscal quarter is less than or equal to 5% of the consolidated revenue of the Company and its Subsidiaries for the same period.
“Impacted Lender” means Bank of America, N.A.
“Impacted EURIBOR Rate Interest Period” has the meaning assigned to such term in the definition of “EURIBOR Rate.”
“Impacted LIBO Rate Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”
“Increasing Lender” means a Lender that agrees to increase its Revolving Commitment in accordance with the provisions of Section 2.04 or a new bank or financial institution that becomes party to this Agreement pursuant to the provisions of Section 2.04.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (excluding current accounts payable incurred in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (including, without limitation, all payment obligations under earn-out or similar agreements (but only once non-contingent and determinable)), except for current accounts payable incurred in the ordinary course of business, (f) all indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Interest Election Request” means a request by the Company to convert or continue a Revolving Borrowing in accordance with Section 2.08.
“Interest Payment Date” means (a) with respect to any Canadian Prime Rate Loan or any ABR Loan (in each case, other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any CDOR Loan, Eurocurrency Loan or EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a CDOR Borrowing, Eurocurrency Borrowing or EURIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the last day of the month that such Loan is required to be repaid.
“Interest Period” means, with respect to any CDOR Borrowing, Eurocurrency Borrowing or EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or, except with respect to any CDOR Borrowing, six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan), as the Company may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Revolving Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the applicable Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which the applicable Screen Rate is available for the applicable currency) that is shorter than the relevant Interest Period; and (b) the applicable Screen Rate for the shortest period (for which the applicable Screen Rate is available for the applicable currency) that exceeds the relevant Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Issuing Bank” means (a) JPMorgan Chase, (b) Wells Fargo Bank, N.A. and (c) each other Lender approved by Administrative Agent and reasonably satisfactory to, or requested by, the Borrowers to the extent that such other Lender agrees to act as an issuer of Letters of Credit hereunder, in each case, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i) and JPMorgan Chase, in its capacity as the issuer of the Existing Letters of Credit. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.
“ITA” means the Income Tax Act (Canada), as amended from time to time (or any successor statute).
“Joint Venture” means a Person (other than a Subsidiary, natural person or Governmental Authority) that is (a) formed to be or represents a joint venture between the Company or one of its Subsidiaries and other Person(s) (regardless of the type of entity used), and (b) formed for the purpose of bidding for, undertaking or handling specific projects or for the purpose of acquiring Equity Interests of any other Person.
“JPMorgan Chase” means JPMorgan Chase Bank, N.A. (including its branches and Affiliates).
“Judgment Currency” has the meaning assigned to such term in Section 9.17(a).
“Judgment Currency Conversion Date” has the meaning assigned to such term in Section 9.17(a).
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the applicable Borrowers and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
“Lender Swap Agreement” means any Swap Agreement between the Company or any Subsidiary and any Lender or any Affiliate of a Lender that is entered in to while such Person is a Lender or an Affiliate of a Lender even if such Person ceases to be a Lender or an Affiliate of a Lender after entering into such Swap Agreement.
“Lender-Related Person” has the meaning assigned to it in Section 9.03(b).
“Lenders” means the Persons listed on Schedule 2.01(a) as Lenders and any other Person that shall have become a party hereto as a Lender pursuant to Section 2.04 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement and shall include each Existing Letter of Credit.
“Letter of Credit Commitment” means, with respect to each Issuing Bank, at any time, the commitment of such Issuing Bank to issue Letters of Credit hereunder at such time. The amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01(b), or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Effective Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Company, and notified to the Administrative Agent.
“Letter of Credit Sublimit” means $200,000,000.
“Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of: (a) Consolidated Funded Indebtedness as of such day to (b) Consolidated EBITDA for the four fiscal quarters ending as of the last day of such fiscal quarter.
“LIBO Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in any Agreed Currency (other than Euros) and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable Agreed Currency) that is shorter than the Impacted LIBO Rate Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for the applicable Agreed Currency) that exceeds the Impacted LIBO Rate Interest Period, in each case, at such time; provided that if any LIBO Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in any Agreed Currency (other than Euros) for any applicable currency and for any Interest Period, (a) the applicable Screen Rate as of (i) in the case of Australian Dollars, 10:30 a.m., Melbourne time, on the Quotation Day or (ii) in all other cases, approximately 11:00 a.m., London time, on the Quotation Day, or (b) if no Screen Rate is available for such currency or for such Interest Period, the applicable Interpolated Rate as of such time on the Quotation Day or, if applicable pursuant to the terms of Section 2.14(a), the applicable Reference Bank Rate as of such time on the Quotation Day.
“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing denominated in any Agreed Currency (other than Euros) for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Agreed Currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, all Notes issued pursuant to Section 2.10(e), all letter of credit applications, all Collateral Documents, and all other mortgages, security agreements and other collateral or security documents, guaranty agreements and instruments from time to time made, issued or executed by any Person in connection with this Agreement.
“Loans” means the loans made by the Lenders pursuant to or as described in this Agreement.
“Local Time” means (a) with respect to a Loan or Borrowing denominated in U.S. Dollars, New York City time, (b) with respect to a Loan or Borrowing denominated in Canadian

Dollars, Toronto time and (c) with respect to a Loan or Borrowing denominated in any other Foreign Currency, London time.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of the Company and the Subsidiaries taken as a whole, (b) the ability of the Borrowers to perform any of their obligations under this Agreement or any of the other Loan Documents, or (c) the rights of or benefits available to the Lenders under this Agreement or any of the other Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), and obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $10,000,000 (or the equivalent amount in any foreign currency). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgaged Properties” means (a) those tracts and parcels of real property and all improvements thereon and appurtenances thereto described in the Perfection Certificate owned in fee by the applicable Credit Party (as opposed to a leasehold interest) and (b) that tract or parcel of real property located at the Port of Catoosa in which one or more of the Credit Party(s) has a leasehold interest.
“Mortgages” means all fee or leasehold mortgages or deeds of trust, as applicable, necessary to create a first and prior lien in favor of the Administrative Agent with respect to the fee or leasehold interest of the Company or its applicable Subsidiary in the Mortgaged Properties, including but not limited to those unreleased mortgages and deeds of trust described on Exhibit D, in each case, as ratified, amended, restated, supplemented or otherwise modified from time to time.
“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.
“Note” means a promissory note delivered to a Lender as contemplated by Section 2.10(e).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligation Currency” has the meaning assigned to such term in Section 9.17(a).
“Obligations” means, without duplication, any and all obligations, contingent or otherwise, now existing or hereafter arising, howsoever created, of the Company and the Subsidiaries to any of the Lenders, the Administrative Agent, the Issuing Bank or any of their respective Affiliates, or any indemnified party, arising under or in connection with (a) the Loan Documents, including without limitation unpaid principal of and accrued and unpaid interest (including post-petition interest) on the Loans and all reimbursement obligations in respect of LC Disbursements, (b) Lender Swap Agreements, (c) Cash Management Agreements and (d) all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Company and the Subsidiaries to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or any indemnified party under any of the foregoing.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the FRBNY as set forth on its public website from time to time, and published on the next succeeding Business Day by the FRBNY as an overnight bank funding rate (from and after such date as the FRBNY shall commence to publish such composite rate).
“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may reasonably determine) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Loan or LC Disbursement, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.
“Participant” has the meaning set forth in Section 9.04.
“Participant Register” has the meaning set forth in Section 9.04.
“Patriot Act” has the meaning set forth in Section 9.16.
“Payment” has the meaning assigned to it in Section 8.06(c).
“Payment Notice” has the meaning assigned to it in Section 8.06(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Perfection Certificate” means a perfection certificate, in form and substance satisfactory to the Administrative Agent, executed by an Authorized Officer of the Company, certifying as to existence, description, location, and other matters regarding, the Collateral.
“Permitted Acquisition” means an Acquisition as to which all the requirements of Section 6.04(i) have either been met or waived in accordance with the provisions of this Agreement.
“Permitted Encumbrances” means:
a.Liens for taxes, assessments or governmental charges or levies on its property if the same either (i) shall not at the time be delinquent, (ii) thereafter can be paid without penalty, or (iii) are being contested in good faith by appropriate proceedings with adequate reserves having been set aside on the books of the Company and its Subsidiaries in accordance with Agreement Accounting Principles;
b.carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested by appropriate proceedings with adequate reserves having been set aside on the books of the Company and its Subsidiaries in accordance with Agreement Accounting Principles;

c.pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, old age pensions, and other social security or retirement benefit laws or regulations;

d.Liens or other interests of customers or vendors under title retention agreements or similar agreements whereby the Company or a Subsidiary obtains possession (but not ownership) of materials or goods provided to the Company or such Subsidiary by or for the account of a customer of the Company or such Subsidiary for the purpose of fabrication, assembly or manufacturing, provided that such interests attach only to such materials or goods;

e.judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

f.easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

g.Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary terms and conditions encumbering deposits or other funds maintained with such institution including bankers’ liens, rights of set-off or similar rights and remedies; and

h.deposits and Liens to secure Bonding Obligations permitted under Section 6.01(i) with respect to which no Event of Default under Section 7.01(r) has occurred and is continuing;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (h) above.
“Permitted Investments” means
a.money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000; and
b.investments permitted by the Company’s Investment Policy as in effect as of the Effective Date, a copy of which is attached hereto as Exhibit E, as the same may be amended, restated, supplemented or otherwise modified from time to time with the consent of the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) subject to the provisions of Section 302 or Title IV of ERISA or Section 412 of the Code, and which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created under any of the Loan Documents on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 9.23.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee, joint and several liability, and/or Lien becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Quotation Day” means (a) with respect to any currency (other than Sterling, Australian Dollars and Canadian Dollars), for any Interest Period, two Business Days prior to the first day of such Interest Period and (b) with respect to Sterling, Australian Dollars and Canadian Dollars for any Interest Period, the first day of such Interest Period, in each case, unless market practice differs in the relevant interbank market for any currency, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice in the relevant interbank market (and if quotations would normally be given by leading banks in the relevant market on more than one day, the Quotation Day will be the last of those days).
“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.
“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) for Loans in the applicable currency and the applicable Interest Period (a) in relation to the Canadian Dealer Offered Rate, as the rate at which the relevant Reference Bank is willing to extend credit by the purchase of bankers acceptances in Canadian Dollars which have been accepted by banks which are for the time being customarily regarded as being of appropriate credit standing for such purpose with a term to maturity comparable to the applicable Interest Period, (b) in relation to Eurocurrency Loans, as the rate quoted by the relevant Reference Bank to leading banks in the London interbank market for the offering of deposits in the applicable currency and for a period comparable to the applicable Interest Period and (c) in relation to EURIBOR Loans, as the rate quoted by the relevant Reference Bank to leading banks in the Banking Federation of the European Union for the offering of deposits in Euros and for a period comparable to the applicable Interest Period.
“Reference Banks” means such banks as may be appointed by the Administrative Agent in consultation with the Company. No Lender shall be obligated to be a Reference Bank without its consent.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning set forth in Section 9.04.
“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto and (ii) with respect to a Benchmark Replacement in respect of Loans denominated in any Alternative Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
“Relevant Rate” means (i) with respect to any Eurocurrency Borrowing denominated in an Agreed Currency (other than Euros), the LIBO Rate or (ii) with respect to any Eurocurrency Borrowing denominated in Euros, the EURIBOR Rate, as applicable.
“Relevant Screen Rate” means (i) with respect to any Eurocurrency Borrowing denominated in an Agreed Currency (other than Euros), the LIBO Screen Rate or (ii) with respect to any Eurocurrency Borrowing denominated in Euros, the EURIBOR Screen Rate, as applicable.
“Required Lenders” means, at any time, the Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than fifty percent (50%) of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time.
“Resolution Authority” means an EEA Resolution Authority, or with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.
“Reuters” means, as applicable, Thomsen Reuters Corp., Refinitiv, or any successor thereto.
“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline

Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) increased from time to time pursuant to Section 2.04, (b) reduced from time to time pursuant to Section 2.09 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01(a), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. As of the Effective Date, the aggregate amount of the Lenders’ Revolving Commitments is $200,000,000.
“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.04(a).
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
“Revolving Loan” means a Loan made pursuant to Section 2.01 of this Agreement.
“S&P” means S&P Global Ratings.
“Sanctioned Country” means, at any time, a country, region or territory which is itself, or whose government is, the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, Her Majesty’s Treasury of the United Kingdom or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person, or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant Sanctions authority.
“Screen Rate” means (a) in respect of the LIBO Rate for any currency and for any Interest Period, (i) in the case of U.S. Dollars, the LIBO Screen Rate, (ii) in the case of Australian Dollars, the average bid rate on Reuters Screen BBSY Page for bills of exchange having a tenor equal to (or approximating as closely as possible the length of) such Interest Period, and (iii) in the case of any other Foreign Currency, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) appearing on Reuters Screen LIBOR02 Page for such currency for such Interest Period (or, in each such case under this clause (a), on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion), (b) in respect of the EURIBOR Rate for any Interest Period, the percentage per annum determined by the Banking Federation of the European Union for such Interest Period as displayed on the applicable page of the Reuters screen (or on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Applicable Agent from time to time in its reasonable discretion), and (c) in respect of the Canadian Dealer Offered Rate, the average rate for bankers acceptances with a tenor equal in length to such Interest Period as displayed on CDOR page of the Reuters screen (or on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Applicable Agent from time to time in its reasonable discretion); provided, that if any Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“SEC” means the Securities and Exchange Commission of the United States of America.
“Security Agreement” means each Existing Security Agreement and any other security agreement in a form acceptable to the Administrative Agent that is executed by the Company or any other Credit Party in connection with this Agreement, in each case, as ratified, amended, restated, supplemented or otherwise modified from time to time.
“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) the Issuing Bank, (d) each provider of cash management services, to the extent the Obligations under any Cash Management Agreement in respect thereof constitute Obligations, (e) each counterparty to any Lender Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” or “£” means the lawful currency of the United Kingdom.
“Subsidiary” means, with respect to the Company, at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Company in the Company’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the Company or one or more subsidiaries of the Company or by the Company and one or more subsidiaries of the Company. Notwithstanding the foregoing, neither Matrix Service, Inc., Panama (formed in Panama) nor San Luis Tank S.A. de C.V. (formed in Mexico) shall be considered a Subsidiary as long as it is dormant, has no assets, conducts no operations and the Company has no plan or intention to utilize it for any purpose.
“Subsidiary Guarantor” means each Material Subsidiary and each other Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 5.09.
“Subsidiary Guaranty” means a Subsidiary Guaranty by each Subsidiary Guarantor, substantially in the form of Exhibit F-1 hereto (for Domestic Subsidiaries) or Exhibit F-2 hereto (for Foreign Subsidiaries), and each supplement thereto.
“Supported QFC” has the meaning assigned to it in Section 9.23.
“Surety” means any surety party to any contractual arrangements entered into by the Company or any Subsidiary with respect to any bid, performance, surety, notary, wage and welfare, license, registration, permit, lien, warranty, pay-on-demand or payment bonds, contracts or like undertakings.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swingline Borrowers” means the Company and the Canadian Borrowers.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by such Lender in its capacity as the Swingline Lender and (b) if such Lender shall be the Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time (to the extent that the other Lenders shall not have funded their participations in Swingline Loans).
“Swingline Lender” means JPMorgan Chase, in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.05.
“TARGET Day” means any day on which the Trans-European Automatic Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euros.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods or services, use or sales tax, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the third anniversary of the Effective Date, or any earlier date on which the Revolving Commitments are reduced to zero or all Revolving Commitments are otherwise terminated pursuant to the terms hereof, and if any such day is not a Business Day, then the next Business Day.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14 that is not Term SOFR.
“Transactions” means the execution, delivery and performance by the Credit Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder and the granting and perfection of Liens to secure repayment of the Obligations.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Adjusted EURIBOR Rate, the Alternate Base Rate, the Canadian Dealer Offered Rate, the Canadian Prime Rate or the EURIBOR Rate.
“U.K.” or “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.
“U.K. Borrower” means any Borrower (a) that is organized or formed under the laws of the United Kingdom or (b) payments from which under this Agreement or any other Loan Document are subject to withholding Taxes imposed by the laws of the United Kingdom.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unused Fee” has the meaning assigned to such term in Section 2.12.

“U.S.” means the United States of America.
“U.S. Dollars” or “$” refers to lawful money of the United States of America.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning set forth in Section 9.23.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Credit Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).
SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations hereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise  any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein),  any reference herein to any Person shall be construed to include such Person’s successors and assigns,  the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof,  all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement any reference to any law, statute, rule or regulation herein shall, unless otherwise specified, refer to such law, statute, rule or regulation as amended, modified or supplemented from time to time, and  the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties and all assets and properties of a mixed tangible and intangible nature, including cash, securities, accounts and contract rights.
SECTION 1.04 Accounting Terms; GAAP.
a.Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the International Financial Reporting Standards or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change or in the application thereof, then such provision shall be interpreted on the basis of GAAP or International Financial Reporting Standards, as applicable, as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
b.Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

SECTION 1.05 Currency Matters; Determination of U.S. Dollar Amounts.
a.Currency Matters. Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents to the Administrative Agent and the Lenders shall be payable in the currency in which such Obligations are denominated. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement shall be made in U.S. Dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts or proceeds denominated in other currencies shall be converted to the Equivalent Amount of U.S. Dollars on the date of calculation, comparison, measurement or determination. Unless expressly provided otherwise, where a reference is made to a dollar amount, the amount is to be considered as the amount in U.S. Dollars and, therefore, each other currency shall be converted into the Equivalent Amount thereof in U.S. Dollars.
b.Determination of Equivalent Amounts. The Administrative Agent will determine the Equivalent Amount in U.S. Dollars of:

(i) each Borrowing denominated in a Foreign Currency as of the date two (2) Business Days prior to the date of such Borrowing (or, in the case of a Canadian Prime Rate Borrowing, as of the date of receipt of the request for such Loan) or, if applicable, the date of conversion/continuation of any such Borrowing;
(ii) the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit; and
(iii) all outstanding Revolving Credit Exposure on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Equivalent Amounts as described in the preceding clauses (i), (ii) and (iii) is herein described as a “Computation Date” with respect to each Borrowing, Letter of Credit or LC Exposure for which an Equivalent Amount is determined on or as of such day.
SECTION 1.06 Interest Rates; LIBOR Notification. The interest rate on a Loan denominated in U.S. Dollars or an Alternative Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (the “FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of all seven euro LIBOR settings, all seven Swiss Franc LIBOR settings, the spot next, 1-week, 2-month and 12-month Japanese Yen LIBOR settings, the overnight, 1-week, 2-month and 12-month British Pound Sterling LIBOR settings, and the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; (b) immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; (c) immediately after December 31, 2021, the 1-month, 3-month and 6-month Japanese Yen LIBOR settings and the 1-month, 3-month and 6-month British Pound Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and (d) immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 2.14(c) and (d) provide a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Company, pursuant to Section 2.14(f), of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the LIBOR or other rates in the definition of “LIBO Rate” (or “EURIBOR Rate”, as applicable) or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, any such alternative, successor or replacement rate implemented pursuant to Section 2.14(c) or (d), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition

Event or an Early Opt-in Election, and the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(e)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate (or the EURIBOR Rate) or have the same volume or liquidity as did the London interbank offered rate (or the euro interbank offered rate, as applicable) prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any alternate, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers.
SECTION 1.07 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.
SECTION 1.08 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II
The Credits

SECTION 2.01 Loans and Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans in Canadian Dollars to the Canadian Borrowers,  Revolving Loans in U.S. Dollars and Foreign Currencies to the Company,  Revolving Loans in Australian Dollars to the Australian Borrower and  Revolving Loans in Euros or Sterling to the Euro/Sterling Borrower, in each case, from time to time during the Availability Period in an aggregate principal amount that will not result in  such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment,  the total Revolving Credit Exposure exceeding the aggregate Revolving Commitments or  the Foreign Currency Exposure exceeding the Foreign Currency Sublimit; provided that, notwithstanding the foregoing or anything else to the contrary contained herein, no Revolving Loans shall be permitted to be made during the Covenant Relief Period. Within the foregoing limits and subject to the terms and conditions set forth in this Agreement, the Borrowers may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02 Loans and Borrowings.

a.Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their Applicable Percentages. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.
b.Subject to Section 2.14,  each Revolving Borrowing denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans or CDOR Loans as the Company may request in accordance herewith,  each Revolving Borrowing denominated in U.S. Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Company may request in accordance herewith,  each Revolving Loan denominated in Euros shall be comprised entirely of EURIBOR Loans and each Revolving Loan denominated in a Foreign Currency (other than Euros and Canadian Dollars) shall be comprised entirely of Eurocurrency Loans. Each Swingline Loan denominated in Canadian Dollars shall be a Canadian Prime Rate Loan and each Swingline Loan denominated in U.S. Dollars shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan, EURIBOR Loan or CDOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

c.At the commencement of each Interest Period for any CDOR Borrowing, Eurocurrency Borrowing or EURIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000, and at the time that each Canadian Prime Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of Cdn$100,000 and not less than Cdn$100,000; provided that an ABR Revolving Borrowing or Canadian Prime Rate Revolving Borrowing may be in an aggregate amount that is equal to  the entire unused balance of the aggregate Revolving Commitments,  that which is required to repay a Swingline Loan or  that which is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount not less than $100,000 or Cdn$100,000, as applicable. Borrowings of more than one Type and Class may be outstanding at the same time.

d.Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request or to elect to convert or continue any Revolving Borrowing if the Interest Period requested with respect thereto would end after the Termination Date.

SECTION 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Company shall notify the Administrative Agent of such request by telephone in the case of a Borrowing in U.S. Dollars and in writing in the case of a Borrowing in a Foreign Currency  in the case of a CDOR Borrowing or Eurocurrency Borrowing denominated in U.S. Dollars, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, in the case of a Eurocurrency Borrowing denominated in a Foreign

Currency or a EURIBOR Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, or  in the case of a Canadian Prime Rate Borrowing or an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of a Canadian Prime Rate Borrowing or an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Company. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
i.the name of the Borrower that will receive the requested Borrowing;
ii.the currency and the aggregate amount of the requested Borrowing;

iii.the date of such Borrowing, which shall be a Business Day;

iv.whether such Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a CDOR Borrowing, a Eurocurrency Borrowing or a EURIBOR Borrowing, as applicable;

v.in the case of a CDOR Borrowing, a Eurocurrency Borrowing or a EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

vi.the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be  in the case of a Borrowing denominated in U.S. Dollars, an ABR Borrowing, in the case of a Borrowing denominated in Canadian Dollars, a Canadian Prime Rate Borrowing, in the case of a Borrowing denominated in Euros, a EURIBOR Borrowing and in the case of a Borrowing denominated in any other Foreign Currency, a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested CDOR Borrowing, Eurocurrency Borrowing or EURIBOR Borrowing, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing.
SECTION 2.04 Increase in Revolving Commitments.
a.Request for Increase. Provided there exists no Default, the Company may, at any time after the expiration of the Covenant Relief Period and from time to time thereafter,

request, by notice to the Administrative Agent, the Administrative Agent’s approval of an increase of the aggregate Revolving Commitments (a “Revolving Commitment Increase”) within the limitations hereafter described, which request shall set forth the amount of each such requested Revolving Commitment Increase. The Administrative Agent shall notify all the Lenders of any such request and provide them the first right to participate in the same proportions that their respective Applicable Percentages bear to those of all the Lenders who elect to participate therein. Within twenty (20) days of such request, the Administrative Agent shall advise the Company of its approval or disapproval of such request; failure to so advise the Company shall constitute disapproval. If the Administrative Agent approves any such Revolving Commitment Increase, then the aggregate Revolving Commitments may be so increased (up to the amount of such approved Revolving Commitment Increase) by having one or more of the Lenders increase the amount of their then existing Revolving Commitments and, if the existing Lenders do not choose to participate to the extent necessary for the applicable Revolving Commitment Increase to be provided entirely by the existing Lenders, by having one or more new banks or financial institutions become the Lenders party to this Agreement. Any Revolving Commitment Increase shall be subject to the following limitations and conditions:  any Revolving Commitment Increase shall not be less than $10,000,000 (and shall be in integral multiples of $10,000,000 if in excess thereof);  no Revolving Commitment Increase shall increase the aggregate Revolving Commitments to an amount in excess of $250,000,000;  the provisions of Section 9.04(b) shall apply in respect of any Increasing Lender that is not a Lender before the Revolving Commitment Increase, as if such Increasing Lender were an assignee of a Revolving Commitment,  the Borrowers shall have executed and delivered to the Administrative Agent such Note or Notes as the applicable Increasing Lender requests to reflect such Revolving Commitment Increase (or, in the case of a new Lender, such Lender’s Revolving Commitment);  the Company shall have delivered a certificate executed by an Authorized Officer of the Company and dated the effective date of such Revolving Commitment Increase, to the effect that the conditions set forth in Section 4.02 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such Revolving Commitment Increase and attaching resolutions of the Borrowers approving such Revolving Commitment Increase);  the Subsidiary Guarantors shall have consented in writing to the Revolving Commitment Increase and shall have agreed in writing that their respective Subsidiary Guaranties continue in full force and effect; and the Company, the Subsidiary Guarantors and each Increasing Lender shall have executed and delivered such other instruments and documents as the Administrative Agent shall have reasonably requested in connection with such Revolving Commitment Increase, in the case of the documents required under clauses (iv) through (vii) above, in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall provide written notice to all of the Lenders hereunder of any Revolving Commitment Increase.

b.Revolving Loans by Increasing Lenders. Upon the effective date of any increase in the aggregate Revolving Commitments pursuant to the provisions hereof, which effective date shall be mutually agreed upon by the Company, each Increasing Lender and the

Administrative Agent, each Increasing Lender shall make a payment to the Administrative Agent in an amount sufficient, upon the application of such payments by all Increasing Lenders to the reduction of the outstanding Revolving Loans held by the Lenders, to cause the principal amount outstanding under the Revolving Loans made by each Lender (including, as applicable, any Increasing Lender) to be in the amount of its Applicable Percentage (upon the effective date of such increase). The Borrowers hereby irrevocably authorize each Increasing Lender to fund to the Administrative Agent the payment required to be made pursuant to the immediately preceding sentence for application to the reduction of the outstanding Revolving Loans held by the other the Lenders hereunder. If, as a result of the repayment of the Revolving Loans provided for in this Section 2.04(b), any payment of a Eurocurrency Borrowing, CDOR Borrowing or EURIBOR Borrowing occurs on a day which is not the last day of the applicable Interest Period, the Borrowers will pay to the Administrative Agent for the benefit of any of the Lenders holding such Borrowing any loss or cost incurred by such Lender resulting therefrom in accordance with Section 2.16. Upon the effective date of such increase in the aggregate Revolving Commitments, all Eurocurrency Loans denominated in U.S. Dollars outstanding hereunder (including any Revolving Loans made by the Increasing Lenders on such date) shall be ABR Loans, subject to the Company’s right to convert the same to Eurocurrency Loans on or after such date in accordance with the provisions of Section 2.08.

c.Increasing Lenders’ Participation in Letters of Credit. Upon the effective date of any increase in the aggregate Revolving Commitments and the making of the Revolving Loans by the Increasing Lenders in accordance with the provisions of Section 2.04(b), each Increasing Lender shall also be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, from the Lenders party to this Agreement immediately prior to the effective date of such increase, an undivided interest and participation in any Letters of Credit then outstanding, ratably, such that each Lender (including each Increasing Lender) holds a participation interest in each such Letter of Credit in proportion equal to its Applicable Percentage upon the effective date of such increase in the aggregate Revolving Commitments.

d.No Obligation to Increase Revolving Commitment. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment or agreement on the part of the Borrowers or the Administrative Agent to give or grant any Lender the right to increase its Revolving Commitment hereunder at any time or a commitment or agreement on the part of any Lender to increase its Revolving Commitment hereunder at any time, and no Revolving Commitment of a Lender shall be increased without its prior written approval, which it may grant or deny in its sole discretion.

SECTION 2.05 Swingline Loans.
a.Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans denominated in Canadian Dollars to the Canadian Borrowers and Swingline Loans denominated in U.S. Dollars or Canadian Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in  the aggregate principal amount of outstanding Swingline Loans exceeding $30,000,000 or  the Swingline Lender’s Revolving Credit Exposure exceeding its Revolving Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan; provided, further, that, notwithstanding the foregoing or anything else to the contrary contained herein, no Swingline Loans shall be permitted to be made during the Covenant Relief Period. Within the foregoing limits and subject to the terms and conditions set forth herein, the Swingline Borrowers may borrow, prepay and reborrow Swingline Loans.
b.To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or electronic mail), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan, as well as the name of the Swingline Borrower that will receive the Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the applicable Swingline Borrower by means of a credit to the general deposit account of such Swingline Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 5:00 p.m., New York City time, on the requested date of such Swingline Loan.

c.The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline

Lender from the Swingline Borrowers (or other party on behalf of any Swingline Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Swingline Borrowers of any default in the payment thereof.

SECTION 2.06 Letters of Credit.
a.General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit for its own account or for the account of any Subsidiary, and denominated in U.S. Dollars or a Foreign Currency, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. For the avoidance of doubt, no Borrower other than the Company may request the issuance of Letters of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. Each Issuing Bank agrees to issue such Letters of Credit, subject to the terms and conditions set forth herein. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made to any Person (y) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (z) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or, in the case of any Borrower, shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense, in each case for which such Issuing Bank is not otherwise compensated hereunder, or (iii) if such Letter of Credit is not in the currency approved for issuance by such Issuing Bank. The issuance of Letters of Credit by any Issuing Bank shall be subject to customary procedures of such Issuing Bank.
b.Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, whether such Letter of Credit is to be denominated in U.S. Dollars or one of the Foreign Currencies in which case such Foreign Currency shall be specified, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Company also shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or submit a letter of credit application, in each case, as required by the Issuing Bank and using the Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). In the event of inconsistency between terms of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed its Letter of Credit Commitment, (ii) the LC Exposure shall not exceed the total Letter of Credit Commitments, (iii) the LC Exposure shall not exceed the Letter of Credit Sublimit, (iv) the total Revolving Credit Exposures shall not exceed the aggregate Revolving Commitments and (v) the Foreign Currency Exposure shall not exceed the Foreign Currency Sublimit. The Company may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Company shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (v) above shall not be satisfied. For the avoidance of doubt, the reduction in JPMorgan Chase’s Letter of Credit Commitment upon the expiration of the Covenant Relief Period as shown on Schedule 2.01(b) shall not constitute a reduction for purposes of the immediately preceding sentence.

c.Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of  the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), and  the date that is five (5) Business Days prior to the Termination Date; provided, however, that  any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extent beyond the date referred to in clause (ii) above, except as hereinafter provided);  Letters of Credit may have tenors longer than one year, but in no event longer than three years, so long as the LC Exposure of all such Letters of Credit does not exceed $50,000,000 at any time; and  the expiration date of a Letter of Credit may be up to one year later than the date referred to in clause (ii) above if the Issuing Bank consents to the issuance of such Letter of Credit in its sole discretion, which consent may be subject to, among other things, the provision of cash collateral by the Company in respect of such Letter of Credit in a manner satisfactory to the Issuing Bank.

d.Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

e.Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, New York City time, on  the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or  the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, so long as the Covenant Relief Period is not then in effect and such LC Disbursement is not less than $500,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a Canadian Prime Rate Borrowing, an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting Canadian Prime Rate Borrowing, ABR Revolving Borrowing or Swingline Loan; provided, further that, in the case of an LC Disbursement in respect of a Letter of Credit for which funds are on deposit as cash collateral pursuant to Section 4.02(d), the Administrative Agent shall apply such cash collateral to reimburse the relevant Issuing Bank in an amount equal to such LC Disbursement minus the then undrawn amount under such Letter of Credit (if any) and to the extent such funds are not sufficient to fully reimburse such LC Disbursement, the Company shall pay to the Administrative Agent an amount equal to the unreimbursed LC Disbursement as provided above. If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and

Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such the Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of a Canadian Prime Rate Loan, ABR Revolving Loan or Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

f.Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of  any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein,  any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect,  payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or  any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

g.Disbursement Procedures. The Issuing Bank shall, within the time allowed by applicable law or the specific terms of the applicable Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly after such examination notify the Administrative Agent and the Company by telephone (confirmed in writing), telecopy or electronic mail of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

h.Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless such LC Disbursement is reimbursed in full on the date such LC Disbursement is made (whether directly from the Company or otherwise, including by way of the application of cash collateral by the Administrative Agent pursuant to paragraph (e) of this Section), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to Canadian Prime Rate Revolving Loans (if the LC Disbursement is in Canadian Dollars) or ABR Revolving Loans (if the LC Disbursement is in U.S. Dollars); provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

i.Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement,  the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and  references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

j.Resignation of the Issuing Bank. Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as the Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Lenders, in each case, such resigning Issuing Bank shall be replaced in accordance with Section 2.06(i) above.

k.Cash Collateralization; Cash Collateral Accounts.

i. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Lenders with LC Exposure representing greater than fifty percent (50%) of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in one or more Cash Collateral Accounts, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure in the applicable currencies as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any of the Borrowers described in clause (h) or (i) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such Cash Collateral Account. Moneys in such Cash Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Lenders with LC Exposure representing greater than fifty percent (50%) of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

ii. If the Company is required to provide cash collateral in respect of any Letter of Credit hereunder pursuant to Section 4.02(d), such cash collateral shall be maintained in a Cash Collateral Account and held by the Administrative Agent as collateral for the reimbursement obligations of the Company under such Letter of Credit. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such Cash Collateral Account. Moneys in such Cash Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing

Bank for LC Disbursements under the Letter of Credit for which cash collateral was provided pursuant to Section 4.02(d), as provided in paragraph (e) of this Section. If the Company is required to provide cash collateral hereunder pursuant to Section 4.02(d), such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after the expiration of the Covenant Relief Period.

iii. The Company hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, a security interest in all Cash Collateral Accounts and all cash and balances therein and all proceeds of the foregoing.

l.Existing Letters of Credit. The Existing Letters of Credit shall be Letters of Credit hereunder for all purposes and shall be deemed to have been issued under this Agreement.

m.Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Company shall reimburse, indemnify and compensate the Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Company and irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit.  The Company hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.07 Funding of Borrowings.
a.Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. Except in respect of the provisions of this Agreement covering reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the Company or the applicable Borrower, maintained with the Administrative Agent in Tulsa, Oklahoma or elsewhere and designated by the Company in the applicable Borrowing Request; provided that ABR Revolving Loans and Canadian Prime Rate Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.
b.Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the

Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at  in the case of such Lender, the greater of the NYFRB and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or  in the case of such Borrower, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08 Interest Elections.
a.Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a CDOR Revolving Borrowing, Eurocurrency Revolving Borrowing or EURIBOR Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a CDOR Revolving Borrowing, Eurocurrency Revolving Borrowing or EURIBOR Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing; provided that a Borrowing in one currency may only be converted to another Type of Borrowing denominated in the same currency as the Borrowing to be so converted. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
b.To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by telephone in the case of a Borrowing in U.S. Dollars and in writing in the case of a Borrowing in a Foreign Currency, in each case, by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company.

c.Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

i. the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions of a Borrowing, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
ii. the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
iii. whether the resulting Borrowing, if in Canadian Dollars, is to be a Canadian Prime Rate Borrowing or a CDOR Borrowing, or, if in U.S. Dollars, is to be an ABR Borrowing or a Eurocurrency Borrowing; and
iv. if the resulting Borrowing is a CDOR Borrowing, Eurocurrency Borrowing or EURIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a CDOR Borrowing, Eurocurrency Borrowing or EURIBOR Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month.
d.Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each Borrowing affected by such Interest Election Request.
e.If the Company fails to deliver a timely Interest Election Request with respect to a CDOR Borrowing, a Eurocurrency Borrowing or a EURIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall in the case of a Borrowing denominated in U.S. Dollars, be converted to an ABR Borrowing,  in the case of a Borrowing denominated in Canadian Dollars, be converted to a Canadian Prime Rate Borrowing and  in the case of a Borrowing denominated in any other Foreign Currency, automatically continue as a Eurocurrency Borrowing or EURIBOR Borrowing, as the case may be, with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing then  no outstanding Borrowing in U.S. Dollars may be converted to or continued as a Eurocurrency Borrowing,  unless repaid, each Eurocurrency Borrowing in U.S. Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto,  no outstanding Borrowing in Canadian Dollars may be converted to or continued as a CDOR Borrowing and unless repaid, each CDOR Borrowing shall be converted to a Canadian Prime Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Termination and Reduction of Revolving Commitments.
a.Unless previously terminated, the Revolving Commitments shall terminate on the Termination Date.

b.The Company may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000, and  the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11(a),  the aggregate Revolving Credit Exposures would exceed the aggregate Revolving Commitments or  the Foreign Currency Exposure would exceed the Foreign Currency Sublimit.

c.The Company shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

SECTION 2.10 Repayment of Loans; Evidence of Debt.
a.Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Borrower on the Termination Date. Each Swingline Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan of such Borrower on the earlier of the Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made to a Swingline Borrower, such Borrower shall repay all Swingline Loans of such Borrower then outstanding, which may be made by the Administrative Agent’s application of the proceeds of any such Borrowing to such outstanding Swingline Loans.
b.Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

c.The Administrative Agent shall maintain accounts in which it shall record  the amount of each Loan made hereunder, the currency, Class and Type thereof and the Interest Period applicable thereto,  the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and  the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

d.The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

e.Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, Agent shall prepare and the Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11 Prepayment of Loans.
a.The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with this paragraph. The Company shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) of any prepayment by the Borrowers hereunder  in the case of prepayment of a CDOR Borrowing or Eurocurrency Borrowing denominated in U.S. Dollars, by telephone (confirmed by telecopy or electronic mail) not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment,  in the case of a Eurocurrency Borrowing denominated in a Foreign Currency or a EURIBOR Borrowing, in writing not later than 11:00 a.m., Local Time, (3) Business Days before the date of payment,  in the case of prepayment of a Canadian Prime Rate Borrowing or an ABR Borrowing, by telephone (confirmed by telecopy or electronic mail) not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or  in the case of prepayment of a Swingline Loan, by telephone (confirmed by telecopy or electronic mail) not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
b.If at any time, other than as a result of fluctuations in currency exchange rates,  the aggregate Revolving Credit Exposures (calculated in accordance with Section 1.05(b) as of the most recent Computation Date) exceed the aggregate Revolving Commitments,  the

Foreign Currency Exposure (calculated in accordance with Section 1.05(b) as of the most recent Computation Date) exceeds the Foreign Currency Sublimit or  the aggregate LC Exposure (calculated in accordance with Section 1.05(b) as of the most recent Computation Date) exceeds the Letter of Credit Sublimit, or  solely as a result of fluctuations in currency exchange rates,  the aggregate Revolving Credit Exposures (so calculated) exceed 105% of the aggregate Revolving Commitments,  the Foreign Currency Exposure (so calculated) exceeds 105% the Foreign Currency Sublimit or  the aggregate LC Exposure (so calculated) exceeds 105% of the Letter of Credit Sublimit, the Borrowers shall in each case immediately repay Borrowings or cash collateralize LC Exposure pursuant to Section 2.06(k), as applicable, in an aggregate principal amount sufficient to cause the aggregate Revolving Credit Exposures (so calculated) to be less than or equal to the aggregate Revolving Commitments, the Foreign Currency Exposure (so calculated) to be less than or equal to the Foreign Currency Sublimit and the aggregate LC Exposure (so calculated) to be less than or equal to the Letter of Credit Sublimit, as applicable.

SECTION 2.12 Fees; Cost of Audits.
a.The Borrowers agree to pay to the Administrative Agent for the account of each Lender an unused fee (the “Unused Fee”), which shall accrue at the Applicable Margin for Unused Fees described in the definition of “Applicable Margin” on the daily unutilized amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. Accrued Unused Fees shall be payable in arrears on the first day of each fiscal quarter (currently January 1, April 1, July 1, and October 1 of each year) and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date; provided that any Unused Fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All Unused Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of calculating the unutilized Revolving Commitment of each Lender, Swingline Loans made by or deemed made by such Lender shall not count as utilization.
b.The Company agrees to pay  to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurocurrency Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and  to the Issuing Bank a fronting fee of 0.125% per annum of the face of amount of each Letter of Credit, as well as the Issuing Bank’s standard fees with respect to the issuance, documentation, processing, amendment, renewal or extension of any Letter of Credit or processing of drawings, fees, and other standard costs and charges, of the Issuing Bank relating to the Letters of Credit as from time to time in effect. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the

Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For the avoidance of doubt, participation fees and fronting fees shall be due and payable in full regardless of whether all or a portion of the Letters of Credit have been cash collateralized.

c.The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

d.All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Unused Fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

e.The Company shall pay the cost of all audits, inspections, valuations and/or field examinations conducted pursuant to Section 5.06; provided that if no Event of Default shall be continuing, the Company shall not be required to pay for  any such audit, inspection, valuation and/or field examination conducted prior to the date one (1) year after the Effective Date or  more than two (2) such audits, inspections, valuations and/or field examinations per calendar year.

SECTION 2.13 Interest.
a.The Loans comprising each ABR Borrowing (including each Swingline Loan denominated in U.S. Dollars) shall bear interest at the Alternate Base Rate plus the Applicable Margin. The Loans comprising each Canadian Prime Rate Borrowing (including each Swingline Loan denominated in Canadian Dollars) shall bear interest at the Canadian Prime Rate plus the Applicable Margin.
b.The Loans comprising each Eurocurrency Borrowing shall bear interest in the case of a Eurocurrency Revolving Loan, at the Adjusted LIBO Rate or the Adjusted EURIBOR Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Margin.

c.The Loans comprising each CDOR Borrowing shall bear interest at the Canadian Dealer Offered Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

d.The Loans comprising each EURIBOR Borrowing shall bear interest at the EURIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

e.Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to  in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section,  in the case of overdue interest on any Eurocurrency Loan denominated in Foreign Currencies, any CDOR Loan or any EURIBOR Loan, 2% plus the rate applicable to such Loan as provided in paragraph (b), (c) or (d) of this Section, as applicable,  in the case of any other amount (other than any amount denominated in Canadian Dollars), 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section, or  in the case of any other amount denominated in Canadian Dollars, 2% plus the rate applicable to Canadian Prime Rate Loans as provided in paragraph (a) of this Section.

f.Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments; provided that  interest accrued pursuant to paragraph (e) of this Section shall be payable on demand,  in the event of any repayment or prepayment of any Loan (other than a prepayment of a Canadian Prime Rate Revolving Loan or an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and  in the event of any conversion of any CDOR Loan, Eurocurrency Loan or EURIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

g.All interest hereunder shall be computed on the basis of a year of 360 days, except that  interest on Borrowings denominated in Sterling and Canadian Dollars and  interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, in each case, shall be computed on the basis of a year of 365 days (or, except in the case of Borrowings denominated in Sterling, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, Canadian Prime Rate, Canadian Dealer Offered Rate, Eurocurrency Rate, EURIBOR Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

h.For purposes of the Interest Act (Canada), where in this Agreement or any other Loan Document a rate of interest is to be calculated on the basis of a year of 360, 365 or 366 days, the yearly rate of interest to which the rate is equivalent is the rate multiplied by the number of days in the year for which the calculation is made and divided by 360, 365 or 366, as applicable.

i.If any provision of this Agreement or of any of the other Loan Documents would obligate any Credit Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:  firstly, by reducing the amount or rate of interest required to be paid to the Lenders under this Section 2.13, and  thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Credit Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrowers. Any amount or rate of interest referred to in this paragraph (i) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the earliest possible date to the Termination Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

SECTION 2.14 Alternate Rate of Interest; Illegality.
a.If, at the time the Administrative Agent shall seek to determine the relevant Screen Rate on the Quotation Day for any Interest Period, the applicable Screen Rate shall not be available for such Interest Period and/or for the applicable currency for any reason and the Administrative Agent shall determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the LIBO Rate, EURIBOR Rate or CDOR Rate, as the case may be, for such Interest Period for the relevant Borrowing shall be the Reference Bank Rate; provided that if the Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining such rate for such Borrowing,  if such Borrowing shall be requested in U.S. Dollars, then such Borrowing shall be made as an ABR Borrowing, if such Borrowing shall be requested in Canadian Dollars, then such Borrowing shall be made as a Canadian Prime Rate Borrowing and if such Borrowing shall be requested in any other currency, the request for such Borrowing shall be ineffective.
b.Subject to clauses (c), (d), (e), (f), (g) and (h) of this Section 2.14, if prior to the commencement of any Interest Period for a CDOR Borrowing, a Eurocurrency Borrowing or a EURIBOR Borrowing:

i. the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate, the Canadian Dealer Offered Rate or the Adjusted EURIBOR Rate or the EURIBOR Rate, as applicable (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

ii. the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, the LIBO Rate, the Canadian Dealer Offered Rate or the EURIBOR Rate, as applicable, for the applicable Agreed Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency and such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist,  no outstanding Borrowing of U.S. Dollars or Canadian Dollars shall be converted to or continued as a Eurocurrency Borrowing or CDOR Borrowing, as applicable, and any Interest Election Request requesting such conversion or continuation shall be ineffective,  no outstanding Eurocurrency Borrowing in any Foreign Currency or EURIBOR Borrowing shall be continued and any Interest Election Request requesting such continuation shall be ineffective,  if any Borrowing Request requests a Eurocurrency Borrowing in U.S. Dollars, such Borrowing shall be made as an ABR Borrowing,  if any Borrower Request requests a Eurocurrency Borrowing in an Alternative Currency, then such request shall be ineffective, (E) if any Borrowing Request requests a CDOR Borrowing, such Borrowing shall be made as a Canadian Prime Rate Borrowing and (F) if any Borrowing Request requests a EURIBOR Borrowing, such request shall be ineffective; provided that if the circumstances giving rise to such notice affect less than all Types of Borrowings, then the other Types of Borrowings shall be permitted. Furthermore, if any Eurocurrency Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(b) with respect to a Relevant Rate applicable to such Eurocurrency Loan, then (i) if such Eurocurrency Loan is denominated in dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in dollars on such day or (ii) if such Eurocurrency Loan is denominated in any Agreed Currency (other than dollars), then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Company’s election prior to such day: (A) be prepaid by the Borrowers on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, an ABR Loan denominated in dollars (in an amount equal to the Dollar Equivalent of such Agreed Currency) on such day (it being understood and agreed that if the Borrowers do not so prepay such Loan on such day by 12:00 noon, local time, the Administrative Agent is authorized to effect such conversion of such Eurocurrency Loan into an ABR Loan denominated in dollars), and, in the case of such subclause (B), upon the Company’s receipt of notice from the Administrative Agent that the circumstances giving rise to the aforementioned notice no longer exist, such ABR Loan denominated in dollars shall then be converted by the Administrative Agent to, and shall constitute, a Eurocurrency Loan denominated in such original Agreed Currency (in an amount equal to the Alternative Currency Equivalent of such Agreed Currency) on the day of such notice being given to the Company by the Administrative Agent.
c.Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
d.Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, solely with respect to a Loan denominated in dollars, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (d) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Company a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after the occurrence of a Term SOFR Transition Event and may do so in its sole discretion.

e.In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

f.The Administrative Agent will promptly notify the Company and the Lenders of  any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as

applicable, and its related Benchmark Replacement Date, the implementation of any Benchmark Replacement, the effectiveness of any Benchmark Replacement Conforming Changes, the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) above and the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

g.Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement),  if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate) and either  any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and if a tenor that was removed pursuant to clause (i) above either is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

h.Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a Eurocurrency Borrowing of, conversion to or continuation of Eurocurrency Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Company will be deemed to have converted any request for a Eurocurrency Borrowing denominated in dollars into a request for a Borrowing of or conversion to ABR Loans or (y) any Eurocurrency Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Eurocurrency Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Eurocurrency Loan, then (i) if such Eurocurrency Loan is denominated in dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in dollars on such day or (ii) if such Eurocurrency Loan is denominated in any Agreed Currency (other than dollars), then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Company’s election prior to such day: (A) be prepaid by the Borrowers on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, an ABR Loan denominated in dollars (in an amount equal to the Dollar Equivalent of such Agreed Currency) on such day (it being understood and agreed that if the Company does not so prepay such Loan on such day by 12:00 noon, local time, the Administrative Agent is authorized to effect such conversion of such Eurocurrency Loan into an ABR Loan denominated in dollars), and, in the case of such subclause (B), upon any subsequent implementation of a Benchmark Replacement in respect of such Agreed Currency pursuant to this Section 2.14, such ABR Loan denominated in dollars shall then be converted by the Administrative Agent to, and shall constitute, a Eurocurrency Loan denominated in such original Agreed Currency (in an amount equal to the Alternative Currency Equivalent of such Agreed Currency) on the day of such implementation, giving effect to such Benchmark Replacement in respect of such Agreed Currency.

SECTION 2.15 Increased Costs.
a.If any Change in Law shall:
i. impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or the Adjusted EURIBOR Rate) or the Issuing Bank;

ii. impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

iii. subject any Recipient to any Taxes (other than  Indemnified Taxes,  Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and  Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

b.If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
c.A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

d.Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of  the payment of any principal of any Eurocurrency Loan, CDOR Loan or EURIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11),  the conversion of any Eurocurrency Loan denominated in U.S. Dollars or CDOR Loan other than on the last day of the Interest Period applicable thereto,  the failure to borrow, convert, continue or prepay any Eurocurrency Loan, CDOR Loan or EURIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith), or  the assignment of any Eurocurrency Loan, CDOR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of  the amount of interest which would have accrued on the principal amount of such

Loan had such event not occurred, at the Adjusted LIBO Rate, Adjusted EURIBOR Rate, the Canadian Dealer Offered Rate or the EURIBOR Rate, as applicable, plus the Applicable Margin that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over  the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London or European interbank market, or for Canadian Dollar deposits of a comparable amount and period to such CDOR Loan from other banks in the Canadian bankers’ acceptance market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.17 Taxes.
a.Payments Free of Taxes. Any and all payments by or on account of any obligation of Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
b.Payment of Other Taxes by the Borrowers. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

c.Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.17, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

d.Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

e.Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

f.Status of the Lenders.

i. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

ii.Without limiting the generality of the foregoing, if any Borrower is a U.S. Person,

a.any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or before the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
b.any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or before the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:
1.in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
2.an executed copy of IRS Form W-8ECI;
3.in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form); or
4.to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
c.any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or before the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
d.if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
g.Additional United Kingdom Withholding Tax Matters.

i. Subject to (ii) below, each Lender and each U.K. Borrower that makes a payment to such Lender shall cooperate in completing in a timely manner any procedural formalities necessary for such U.K. Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.
ii. (A) A Lender on the Effective Date that holds a passport under the HMRC DT Treaty Passport scheme and wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each U.K. Borrower and the Administrative Agent; and

(B) a Lender that becomes a Lender hereunder after the Effective Date that (1) holds a passport under the HMRC DT Treaty Passport scheme and (2) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each U.K. Borrower and the Administrative Agent, and

(C) upon satisfying either clause (A) or (B) above, such Lender shall have satisfied its obligation under paragraph (g)(i) above.
iii. If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above, the U.K. Borrower(s) shall make a DTTP Filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if:
(A) each U.K. Borrower making a payment to such Lender has not made a DTTP Filing in respect of such Lender; or
(B) each U.K. Borrower making a payment to such Lender has made a DTTP Filing in respect of such Lender but:

(1) such DTTP Filing has been rejected by HM Revenue & Customs; or
(2) HM Revenue & Customs has not given such U.K. Borrower authority to make payments to such Lender without a deduction for tax within 60 days of the date of such DTTP Filing;

and in each case, such U.K. Borrower has notified that Lender in writing of either (1) or (2) above, then such Lender and such U.K. Borrower shall cooperate in completing in a timely manner any additional procedural formalities necessary for such U.K. Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

iv. If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no U.K. Borrower shall make a DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Revolving Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.
v. Each U.K. Borrower shall, promptly on making a DTTP Filing, deliver a copy of such DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

vi. Each Lender shall notify promptly the Company and Administrative Agent if it determines in its sole discretion that it is ceases to be entitled to claim the benefits of an income tax treaty to which the United Kingdom is a party with respect to payments made by any U.K. Borrower hereunder.

h.Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
i.Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

j.Defined Terms. For purposes of this Section 2.17, the term “Lender” includes the Issuing Bank and the term “applicable law” includes FATCA.

k.Grandfathered Obligation Status. For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
a.The Borrowers shall make each payment or prepayment required to be made by the Borrowers hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set off, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the account as the Administrative Agent shall from time to time specify in a notice delivered to the Company, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in the currency in which the applicable Obligations are denominated, and, if not otherwise specified, in U.S. Dollars.
b.If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied  first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and  second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

c.If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other the Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that  if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and  the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

d.Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment or prepayment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in Foreign Currencies).

e.If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

f.Notwithstanding the foregoing Section 2.18 or anything else to the contrary in this Agreement, amounts received from any Credit Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Credit Party.

SECTION 2.19 Mitigation Obligations; Replacement of the Lenders.
a.If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment  would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and  would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
b.If any Lender requests compensation under Section 2.15, or if a Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that  the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld,  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and  in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
a.Unused Fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

b.any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

c.the Revolving Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all the Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all the Lenders or each affected Lender which affects such Defaulting

Lender differently than other affected the Lenders shall require the consent of such Defaulting Lender;

d.if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

i. all or any part of such Swingline Exposure and LC Exposure of such Defaulting Lender (other than, in the case of a Defaulting Lender that is the Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not cause  the sum of all non-Defaulting Lenders’ Revolving Credit Exposures to exceed the total of all non-Defaulting Lenders’ Revolving Commitments or any non-Defaulting Revolving Credit Exposure to exceed such non-Defaulting Lender’s Revolving Commitment and  the conditions set forth in Section 4.02 are satisfied at such time; provided that, subject to Section 9.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

ii. if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(k);

iii. if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

iv. if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and (b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages;

v. if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all Unused Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and Letter of Credit fees payable under Section 2.12(b) with respect to such Defaulting

Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

e.so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(d), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(d)(i) (and Defaulting Lenders shall not participate therein); and
f.any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.01 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to be held as cash collateral for such Defaulting Lender’s LC Exposure other than any portion of such LC Exposure that has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swingline Loan; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Disbursements and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Commitments hereunder without giving effect to (d)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20(f) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

g.In the event that the Administrative Agent, the Company, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other the Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21 Illegality. If, in any applicable jurisdiction, the Administrative Agent, the Issuing Bank or any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, the Issuing Bank or any Lender to perform any of its obligations hereunder or under any other Loan Document, to fund or maintain its participation in any Loan or issue, make, maintain, fund or charge interest or fees with respect to any Loan or Letter of Credit to any Foreign Borrower, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Company, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Loan or Letter of Credit shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Company shall, or shall cause the applicable Foreign Borrower to,  repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Company or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable law),  to the extent applicable to the Issuing Bank, cash collateralize that portion of the LC Exposure comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise cash collateralized and  take all reasonable actions requested by such Person to mitigate or avoid such illegality.
SECTION 2.22 Borrower Representative. The Company is hereby appointed by each Foreign Borrower as its contractual representative hereunder and under each other Loan Document, and each of the Foreign Borrowers irrevocably authorizes the Company to act as the contractual representative of such Foreign Borrower in regard to this Agreement and the other Loan Documents.

ARTICLE III
Representations and Warranties

The Borrowers represent and warrant to the Administrative Agent and Lenders that:
SECTION 3.01 Organization; Powers. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02 Authorization; Enforceability. The Transactions are within each Credit Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement and the other Loan Documents have been duly executed and delivered by each Credit Party that is a party thereto and constitute the legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions  do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for the filing of a description of the entry into a material definitive agreement on either a Current Report on Form 8-K or Quarterly Report on Form 10-Q with the SEC and except such as have been obtained or made and are in full force and effect,  will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority,  will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and  will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries other than those Liens which are created or imposed hereunder or pursuant to the Collateral Documents.
SECTION 3.04 Financial Condition; No Material Adverse Change; Absence of Default.
a.The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended June 30, 2020, reported on by Deloitte & Touche LLP, independent registered public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.
b.Since June 30, 2020, there has been no adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Company and its

Subsidiaries, taken as a whole, that could reasonably be expected to have a Material Adverse Effect.

c.No Default has occurred and is continuing.

SECTION 3.05 Properties.
a.Each of the Company and the other Credit Parties has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
b.Each of the Company and the other Credit Parties owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and the other Credit Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.
a.There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries  as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or  that involve this Agreement or the Transactions.
b.In the ordinary course of its business the officers of the Company consider the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities to which the Company or its Subsidiaries may be subject due to Environmental Laws. On the basis of this consideration, except with respect to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries  has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law,  has become subject to any Environmental Liability,  has received notice of any claim with respect to any Environmental Liability or  knows of any basis for any Environmental Liability. Neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal, state, provincial or territorial investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07 Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.08 Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09 Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except  Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with Agreement Accounting Principles and as to which no Lien exists or  to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any Taxes or other governmental charges are adequate. Each of the Company and its Subsidiaries has withheld all employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable law on account of employment insurance and employee income taxes.
SECTION 3.10 ERISA; Canadian Pension and Benefit Plans.
a.No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect and neither the Company nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any Withdrawal Liability to Multiemployer Plans in excess of $1,000,000 in the aggregate.
b.None of the Company or any of its Subsidiaries has any Canadian Pension Plan.

c.Except where the failure to perform any obligation or make any withholding, collection or payment, as applicable, could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect:  all obligations of the Company and its Subsidiaries (including fiduciary, funding, investment, administration and reporting obligations) required to be performed by them in connection with the Canadian Benefit Plans and the funding agreements therefor have been performed  all contributions or premiums required to be made or paid by the Company and its Subsidiaries to the Canadian Benefit Plans have been made or paid in a timely fashion in accordance with the terms of such plans and all applicable laws, and  all employee contributions to the Canadian Benefit Plans by way of authorized payroll deduction or otherwise have been properly withheld or collected by the Company and its Subsidiaries and have been fully paid into those plans in compliance with the plans and applicable laws. There have been no improper withdrawals or applications of the assets of the Canadian Benefit Plans, except where any such withdrawals or applications could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There is no proceeding, action, suit or claim (other than routine claims for benefits) pending or threatened involving the Canadian Benefit Plans, and no facts exist which could reasonably be expected to give rise to that type of proceeding, action, suit or claim, except where the outcome thereof could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. No promises of benefit improvements under the Canadian Benefit Plans by the Company or any of its Subsidiaries have been made except where improvement could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11 Plan Assets; Prohibited Transactions; ERISA. Except as to salary deferrals before they are put into trust, no Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any “plan” (within the meaning of Section 4975 of the Code). Neither the execution of this Agreement nor the extending of Loans or issuance of Letters of Credit hereunder gives rise to a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code or results in or causes an ERISA Event.
SECTION 3.12 Disclosure.
a.The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The reports, financial statements, certificates and other information furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
b.As of the Effective Date, to the best knowledge of the Company, the information included in any Beneficial Ownership Certificate provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.13 Subsidiaries. Schedule 3.13 contains an accurate list of and other information regarding all Subsidiaries of the Company as of the Effective Date, setting forth  their respective jurisdictions of organization,  the percentage of their respective Equity Interests owned by the Company and/or other Subsidiaries and  whether the Subsidiaries are required to be Subsidiary Guarantors pursuant to Section 5.09. Deliberately omitted from Schedule 3.13 are Matrix Service, Inc., Panama (formed in Panama) and San Luis Tank S.A. de C.V. (formed in

Mexico), both of which the Company has represented and does hereby represent to the Administrative Agent and the Lenders are now dormant and neither of which  the Company has any plan or intention to revive or utilize in any way or  has any assets or operations whatsoever. All of the issued and outstanding shares of capital stock or other ownership interests of all Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
SECTION 3.14 Material Agreements. Neither the Company nor any Subsidiary is subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in  any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or  any agreement or instrument evidencing or governing Indebtedness, including but not limited to any of the Loan Documents.
SECTION 3.15 Post-Retirement Benefits. The present value of the expected cost of post-retirement medical (excluding the cost of continuation coverage as required by §4980(B) of the Code or by similar, applicable state insurance laws) and insurance benefits payable by the Company and its Subsidiaries to its employees and former employees, as estimated by the Company in accordance with procedures and assumptions deemed reasonable by the Required Lenders, does not exceed $500,000.
SECTION 3.16 Solvency.
a.Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof, after giving effect to the application of the proceeds of such Loans,  the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Company and its Subsidiaries on a consolidated basis; the present fair saleable value of the property of the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;  the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and  the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
b.The Company does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.17 Payment and Performance Bonds. Schedule 3.17 sets forth an accurate list and brief description of all payment and performance bonds to which the Company or any of its Subsidiaries is a party as of September 30, 2020. No such bonds (or any application or related documents) currently evidence any collateral or security of any kind or nature in favor of the Surety thereunder other than Permitted Encumbrances.
SECTION 3.18 Commercial Tort Claims. As of the Effective Date, neither the Company nor any of the Subsidiaries owns or has any interest in any “commercial tort claim” (as that term is defined in 12A Okla. Stat. §1-9-102(a)(13) as of the Effective Date) that has not been specifically described in a Security Agreement as part of the collateral thereunder.
SECTION 3.19 Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrowers, their Subsidiaries and their respective officers and employees and to the knowledge of the Borrowers, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrowers, any Subsidiary or to the knowledge of the Borrowers, any of their respective directors, officers or employees, or to the knowledge of the Borrowers, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
SECTION 3.20 Affected Financial Institution. No Credit Party is an Affected Financial Institution.
SECTION 3.21 Plan Assets. None of the Company or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
ARTICLE IV
Conditions

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied to the satisfaction of each Lender (or waived in accordance with Section 9.02):
a.The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party (which may include any Electronic Signatures transmitted by fax, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page to this Agreement).

b.The Administrative Agent shall have received  such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing (to the extent applicable in the relevant jurisdiction) of any of the Credit Parties, the authorization of the Transactions and any other legal matters relating to the Borrowers, the Credit Parties, this Agreement or the Transactions and  a certificate of incumbency which identifies by name and title and bears the signatures of the Authorized Officers of each Credit Party authorized to sign the Loan Documents to which it is a party and, in the case of the Company, the Authorized Officers of the Company authorized to submit Borrowing Requests, upon which certificate the Administrative Agent shall be entitled to rely until informed of any change in writing by an Authorized Officer, all in form and substance satisfactory to the Administrative Agent and its counsel.

c.The Administrative Agent shall have received a certificate, signed by an Authorized Officer of the Company, stating that, as of the Effective Date  no Default or Event of Default has occurred and is continuing,  the representations and warranties contained in Article III of this Agreement are true and correct in all material respects, and  there has been no material adverse change in the business, assets, operations, or condition of the Company and its Subsidiaries, taken as a whole, since June 30, 2020.

d.The Administrative Agent shall have received a Borrowing Request with respect to any Revolving Loans to be made on the Effective Date.

e.The Administrative Agent shall have received Notes payable to the order of the appropriate Lenders.

f.The Administrative Agent shall have received all Collateral Documents (or amendments, supplements or ratifications thereof) that may be required by the Administrative Agent and any other documents, agreements, instruments or certificates as the Administrative Agent may require in order to evidence the grant to the Administrative Agent of a Lien against any property of the Company or any other Credit Party desired by the Administrative Agent or to perfect any such Lien, all of which shall be Collateral Documents hereunder.

g.The Administrative Agent shall have received the Subsidiary Guaranties duly executed by each Subsidiary Guarantor.

h.The Administrative Agent shall have received a completed and appropriately executed Perfection Certificate in form acceptable to the Administrative Agent.

i.Except as contemplated by Section 5.13, the Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of  Conner & Winters, LLP, counsel for the Company, Baker & McKenzie LLP (Toronto office), counsel for Matrix North American Construction Ltd., an Ontario corporation,  Baker & McKenzie LLP (London office), counsel for the Euro/Sterling Borrower,  Baker & McKenzie LLP (Sydney office), counsel for the Australian Borrower,  Lawson & Lundell LLP, counsel for Matrix Service Canada ULC, an Alberta unlimited liability company and  Stewart McKelvey, counsel for Matrix SME Canada ULC, a Nova Scotia unlimited liability company, in each case, in form and substance satisfactory to the Administrative Agent. The Company hereby requests such counsel to deliver such opinion.

j.The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including but not limited to  to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder,  all fees previously agreed to be paid to the Administrative Agent, to any of the Lenders and to JPMorgan Chase as Sole Bookrunner and Sole Lead Arranger prior to or on the Effective Date and  all fees due and payable to the lenders under the Existing Credit Agreement.

k.The Administrative Agent shall have received payment of all accrued and unpaid interest on the loans outstanding under the Existing Credit Agreement up to the Effective Date.

l.(i) The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” rules and regulations, including the Patriot Act, that has been reasonably requested in writing at least three (3) Business Days prior to the Effective Date by the Lenders and (ii) to the extent a Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Company at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

m.All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans or the conduct of the Borrowers’ business shall have been obtained and shall be in full force and effect.

n.The Administrative Agent shall have received such other documents and instruments as it or its counsel may have requested.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Revolving Loan on the occasion of any Revolving Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
a.The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Revolving Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent limited to a specific prior date or incorrect as a result of transactions permitted under the Loan Documents.

b.At the time of and immediately after giving effect to such Revolving Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

c.With respect to any Borrowing Request for a Revolving Loan submitted after the delivery by the Borrowers to the Administrative Agent of a Compliance Certificate in which the Fixed Charge Coverage Ratio was calculated giving effect to the first part of clause (b) of the numerator thereof because no Loans were outstanding on the last day of the applicable four fiscal quarters, the Company shall deliver a certificate of a Financial Officer setting forth the calculation of the Fixed Charge Coverage Ratio for the same period as the period of calculation used in such Compliance Certificate, pro forma as if Loans had been outstanding on the last day of such period and reflecting compliance with Section 6.13 for such period.

d.During the Covenant Relief Period, with respect to any issuance of a Letter of Credit or any amendment of a Letter of Credit that increases the face amount thereof, (i) if the aggregate LC Exposure as of the date of such issuance or amendment is less than $100,000,000, the Company shall have delivered cash collateral in U.S. Dollars to the Administrative Agent in an amount equal to 50% of the face amount of such Letter of Credit and (ii) if the aggregate LC Exposure as of such date is equal to or greater than $100,000,000, the Company shall have delivered cash collateral in U.S. Dollars to the Administrative Agent in an amount equal to 105% of the face amount of such Letter of Credit.

Each Revolving Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
Affirmative Covenants

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:
SECTION 5.01 Financial Statements; Other Information. The Company will furnish to the Administrative Agent and each Lender:
a.Within ninety (90) days after the close of each of its fiscal years, copies of the audited consolidated balance sheets of the Company and its Subsidiaries as at the end of such fiscal year, together with the related audited consolidated statements of income and statements of comprehensive income, statements of cash flows and statements of changes in stockholders’ equity for such fiscal year, and the notes thereto, all in reasonable detail, setting forth in each case in comparative form the audited consolidated figures as of the end of and for the previous fiscal year, in reasonable detail and prepared in accordance with Agreement Accounting Principles, and accompanied by a report and opinion of an independent certified public accountant reasonably acceptable to the Lenders which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall be unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Company’s independent certified public accountants) and not subject to any “going concern” or like qualification or exception and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and Subsidiaries as at the end of such fiscal year and their consolidated results of operations and cash flows for such fiscal year in conformity with Agreement Accounting Principles (or words substantially similar to the foregoing) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.
b.Within forty-five (45) days after the end of the first three fiscal quarters of the Company’s fiscal year, condensed consolidated balance sheets of the Company and Subsidiaries as at the end of such fiscal quarter, the related condensed consolidated statements of income and the related condensed consolidated statements of comprehensive income, each for such fiscal quarter and for the portion of the fiscal year then ended and each setting forth in comparative form the consolidated figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and the related condensed consolidated statements of cash flows for the portion of the Company’s fiscal year then ended and the related condensed consolidated statements of changes in stockholders’ equity for the portion of the Company’s fiscal year then ended and in each case setting forth in comparative form the consolidated figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Financial Officer of the Company as fairly presenting the financial condition, results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries in accordance with Agreement Accounting Principles, subject only to normal year-end audit adjustments and the absence of footnotes.

c.Together with the financial statements required under Sections 5.01(a) and (b), a compliance certificate in substantially the form of Exhibit H signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement (including without limitation all the calculations specified in Exhibit H) and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof and the action the Company has taken, is taking, or proposes to take in respect thereto (a “Compliance Certificate”).

d.As soon as possible and in any event within ten (10) days after receipt by the Company, a copy of  any notice or claim to the effect that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Company, any of its Subsidiaries, or any other Person of any Hazardous Material into the environment, and  any notice alleging any violation of any Environmental Law by the Company or any of its Subsidiaries which, in either case, could reasonably be expected to have a Material Adverse Effect.

e.Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished, if not previously delivered to the Administrative Agent.

f.Promptly upon the filing thereof, copies of all annual, quarterly, monthly or other regular reports which the Company or any of its Subsidiaries files with the SEC, if not previously delivered to the Administrative Agent.

g.Promptly following any request therefor, a bonding report as of a date no earlier than the last day of the fiscal quarter showing, as to all bonds to which the Company or any Subsidiary is a party, the following:  the identity of the principal, the identity of the obligee, a description of the applicable project, the type of bond, the amount of the bond, the premium paid for the bond, and the effective date and expiration date of the bond, and  such other information regarding such bonds as reasonably requested by the Administrative Agent or any Lender.

h.Within ninety (90) days after the end of the Company’s fiscal year, financial projections for the Company and the Subsidiaries on a consolidated basis, for the next fiscal year.

i.During the Covenant Relief Period, (i) as soon as possible and in any event within thirty (30) days after the end of each calendar month, commencing with the calendar month ending May 31, 2021, condensed consolidated balance sheets of the Company and Subsidiaries as at the end of such calendar month, the related condensed consolidated statements of income and the related condensed consolidated statements of comprehensive income, each for such calendar month and for the portion of the fiscal year then ended and each setting forth in comparative form the consolidated figures for the corresponding calendar month of the previous fiscal year and the corresponding portion of the previous fiscal year, the related condensed consolidated statements of cash flows for the portion of the Company’s fiscal year then ended and the related condensed consolidated statements of changes in stockholders’ equity for the portion of the Company’s fiscal year then ended and in each case setting forth in comparative form the consolidated figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Financial Officer of the Company as fairly presenting the financial condition, results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries in accordance with Agreement Accounting Principles, subject only to normal year-end audit adjustments and the absence of footnotes and (D) a summary backlog report as of the end of such calendar month specifying descriptions (including sizes) of projects, projected margins and such other information as may be reasonably requested by the Administrative Agent, all in reasonable detail and certified by a Financial Officer of the Company as true and correct in all material respects and (ii) as soon as possible and in any event within forty-five (45) days after the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2021, financial projections for the Company and the Subsidiaries on a consolidated basis, for the next four fiscal quarters, including balance sheet, income statement and cash flow statement, all in reasonable detail.

j.Promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request and (y) information and documentation reasonably requested by Administrative Agent or any Lender for purpose of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 5.01(a), (b), (e) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date  on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at http://matrixservice.com/InvestorSECFiling.asp; or  on which such documents are posted on the Company’s behalf on the SEC’s website; provided that: (x) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies and (y) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent (and the Administrative Agent shall promptly notify the Lenders thereof) of the posting of any such documents and provide to the Administrative Agent (and the Administrative Agent shall promptly provide such documents to the Lenders) by electronic mail electronic versions (i.e., soft copies) of such documents.
SECTION 5.02 Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:
a.the occurrence of any Default;
b.the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

c.any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification;

d.the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

e.any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be in writing and shall be accompanied by a statement of a Financial Officer or other Authorized Officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
SECTION 5.04 Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where  the validity or amount thereof is being contested in good faith by appropriate proceedings,  the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with Agreement Accounting Principles and  the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05 Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to,  keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and  maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, and the Company will furnish to any Lender upon request full information as to all insurance carried. With respect to each Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Laws, the Company or its applicable Subsidiary has obtained and will maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the Mortgaged Property ceases to be financially sound and reputable, in which case, the Company shall (or shall cause its applicable to Subsidiary) to promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the Administrative Agent and the Impacted Lender may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and promptly upon request of the Administrative Agent or the Impacted Lender, will deliver to the Administrative Agent or the Impacted Lender, as applicable, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent and the Impacted Lender, including, without limitation, evidence of annual renewals of such insurance.
SECTION 5.06 Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to audit, visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Company will, and will cause each of its Subsidiaries to, maintain at all times books and records pertaining to the Collateral in such detail, form and scope as the Administrative Agent or any Lender shall reasonably require.
SECTION 5.07 Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only to fund working capital needs, Capital Expenditures, Acquisitions, issuance of letters of credit and for general corporate purposes of the Company and its Subsidiaries in the ordinary course of business. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X. Letters of Credit will be issued only to support the working capital needs and general corporate obligations of the Company and its Subsidiaries. The Borrowers will not request any Borrowing or Letter of Credit, and each Borrower shall not use, and shall ensure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.09 Additional Subsidiaries; Subsidiary Guarantors.
a.Within thirty (30) days after the date that any Person becomes a Subsidiary, the Company shall provide notice to the Administrative Agent, which notice shall be accompanied by a revised Schedule 3.13 prepared by the Company and containing the information necessary to cause the representations and warranties of the Company set forth in Section 3.13 of this Agreement to be true and correct in all material respects on and as of the date of delivery thereof to the Administrative Agent. Schedule 3.13 shall be replaced by any such revised Schedule 3.13, and this Agreement shall be amended accordingly, upon approval of such revised Schedule 3.13 by the Administrative Agent, notwithstanding any contrary provision of this Agreement.
b.Subject to the time periods set forth below, the Company shall at all times cause all Material Subsidiaries to be Subsidiary Guarantors.

c.Within forty-five (45) days (or such later period as may be agreed by the Administrative Agent up to thirty (30) days after the end of such forty-five (45) day period) after  the Company acquires or creates a new Subsidiary, to the extent that such Subsidiary is a Material Subsidiary, or any Subsidiary ceases to be an Immaterial Subsidiary, the Company shall cause such Subsidiary to  become a Subsidiary Guarantor by delivering a duly executed supplement to the applicable Subsidiary Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, grant a security interest in all Collateral (subject to the exceptions set forth in the applicable Collateral Documents) owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to the applicable Collateral Documents or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each applicable Collateral Document,  deliver to the Administrative Agent such documents and certificates referred to in Section 4.01(b), (h), (i) and (l), in each case, as may be reasonably requested by the Administrative Agent, to the extent its parent entity is a Credit Party and its Equity Interests are certificated, deliver to the Administrative Agent such original certificated Equity Interests and stock or other transfer power in respect of such Equity Interests and  deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

d.If as of the end of any fiscal quarter, the total assets of the Immaterial Subsidiaries that are not Subsidiary Guarantors exceed 10% of the consolidated total assets of the Company and all of its Subsidiaries as of the end of such fiscal quarter or  the consolidated revenues of the Immaterial Subsidiaries that are not Subsidiary Guarantors for the three months ending on the last day of such fiscal quarter exceed 10% of the consolidated total revenues of the Company and all of its Subsidiaries for the same period, the Company shall provide notice to the Administrative Agent concurrently with the delivery of the financial statements and Compliance Certificate for such fiscal quarter and, within forty-five (45) days after such notice, cause one or more Immaterial Subsidiaries to become Subsidiary Guarantors and comply with the other provisions of paragraph (c) above such that, after giving effect thereto, both the total assets and consolidated revenues of all remaining Immaterial Subsidiaries that are not Subsidiary Guarantors are less than 10% of the consolidated total assets and consolidated total revenues (calculated as of the end of, and for the three months ending on, the last day of such fiscal quarter), respectively, of the Company and all of its Subsidiaries.

SECTION 5.10 Collateral Records. The Company agrees to execute and deliver promptly, and to cause each other Credit Party to execute and deliver promptly, to the Administrative Agent, from time to time, solely for the Administrative Agent’s convenience in maintaining a record of the Collateral, such written statements and schedules as the Administrative Agent may reasonably require designating, identifying or describing the Collateral. The failure by the Company or any other Credit Party, however, to promptly give the Administrative Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.
SECTION 5.11 Security Interests. The Company shall, and shall cause each other Credit Party to, defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein. The Company shall, and shall cause each other Credit Party to, comply with the requirements of all state and federal laws in order to grant to the Administrative Agent valid and perfected first priority security interests in the Collateral, with perfection, in the case of any investment property or deposit account, being effected by giving the Administrative Agent control of such investment property or deposit account, rather than by the filing of a financing statement (under the UCC or PPSA) with respect to such investment property. The Administrative Agent is hereby authorized by the Company to file any financing statements (under the UCC or PPSA) covering the Collateral, including any financing statement describing the collateral as “all of the Debtor’s personal property” or “all of the Debtor’s assets”, notwithstanding that such wording may be broader in scope than the Collateral described in the applicable Collateral Documents. The Company shall, and shall cause each other Credit Party to, do whatever the Administrative Agent may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, financing statements (under the UCC or PPSA), fixture filings and amendments, renewals and continuations thereof; cooperating with the Administrative Agent’s representatives; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgagees; and, paying claims which might, if unpaid, become a Lien on any of the Collateral. Without limitation of the foregoing, after the Effective Date the Company shall, and shall cause each other Credit Party to, execute and deliver  such modifications to the Mortgages, and  control agreements covering any demand, time, savings, passbook, or other similar deposit account maintained by the Company or any other Credit Party with any bank or other financial institution, countersigned by such bank or financial institution, in each case, as required by the Administrative Agent and in form acceptable to the Administrative Agent. Notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by the Company or any of its Subsidiaries until the Administrative Agent has received written confirmation from the Impacted Lender that flood insurance due diligence and flood insurance compliance has been completed by the Impacted Lender (such written confirmation not to be unreasonably conditioned, withheld or delayed). If the Impacted Lender has not informed the Administrative Agent and the Company of any outstanding flood diligence requirements by the date that is thirty (30) days after the date on which the Administrative Agent made available to the Lenders (which may be delivered electronically) the following documents in respect of such real property: a completed flood hazard determination from a third party vendor; if such real property is located in a “special flood hazard area”, a notification to the Company of that fact and (if applicable) notification to the Company that flood insurance coverage is not available and evidence of the receipt by the Company of such notice; and if such notice is required to be provided to the Company and flood insurance is available in the community in which such real property is located, evidence of required flood insurance with respect to any such Mortgage, Impacted Lender will be deemed to have completed its flood insurance due diligence and flood insurance compliance and to have consented to such Mortgage.
SECTION 5.12 Canadian Benefit Plans. The Company shall perform, and shall cause its Subsidiaries to perform, all obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with each Canadian Benefit Plan and the funding media therefor; make, and cause its Subsidiaries to make, all contributions and pay, and cause its Subsidiaries to pay, all premiums required to be made or paid by it or them in accordance with the terms of the plan and all applicable laws; and withhold, and cause its Subsidiaries to withhold, by way of authorized payroll deductions or otherwise collect and pay into the plan all employee contributions required to be withheld or collected in accordance with the terms of the plan and all applicable laws.
SECTION 5.13 Post-Closing Obligations. The Company shall  deliver or cause to be delivered to the Administrative Agent each of the agreements, documents, instruments or certificates described on Schedule 5.13, all in form and substance satisfactory to the Administrative Agent;  perform each of the actions described on Schedule 5.13 in a manner reasonably satisfactory to the Administrative Agent and cause all such matters described in clauses (a) and (b) to be completed within the time periods set forth opposite each such item or action on such Schedule 5.13 (in each case, unless otherwise agreed by the Administrative Agent).
SECTION 5.14 Appraisals of Mortgaged Property. At any time that the Administrative Agent requests, the Company will provide the Administrative Agent and/or an appraiser selected and engaged by the Administrative Agent with such information relating to the Mortgaged Properties (including access thereto) necessary for the preparation and delivery to the Administrative Agent of appraisals or updates thereof of the Mortgaged Properties, prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by any applicable laws and regulations; provided, however, that if no Event of Default has occurred and is continuing, one such appraisal per calendar year shall be at the sole expense of the Company; it being understood that any such appraisal required during the occurrence of an Event of Default shall be at the sole expense of the Company.
ARTICLE VI
Negative Covenants

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:
SECTION 6.01 Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
a.the Obligations;
b.Indebtedness existing on the First Amendment Effective Date and set forth in Schedule 6.01, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

c.Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary;

d.Capital Lease Obligations;

e.Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets other than Capital Lease Obligations, and including any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that  such Indebtedness is incurred or assumed prior to, contemporaneously with or within ninety (90) days after such acquisition or the completion of such construction or improvement and  the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $2,500,000 at any time outstanding;

f.Indebtedness incurred by the Company or any Subsidiary denominated in Korean Won in an aggregate principal amount not exceeding $5,000,000 at any time outstanding; provided that the entire outstanding principal amount of such Indebtedness is supported by one or more Letters of Credit at all times;

g.Indebtedness incurred by the Company that is subordinate in writing to the Obligations on terms and conditions satisfactory to the Administrative Agent or that is convertible into common stock of the Company, in each case, so long as, at the time of and after giving effect thereto,  no Default or Event of Default shall have occurred and be continuing and  the Company shall be in pro forma compliance with the Leverage Ratio and the Fixed Charge Coverage Ratio;

h.other Indebtedness not described in subsections (a) through (g) above  incurred by one or more Foreign Borrowers or Foreign Subsidiaries in an aggregate principal amount not exceeding $5,000,000 at any time outstanding, and  incurred by the Company or any Subsidiary in an aggregate principal amount not exceeding $5,000,000 at any time outstanding (excluding any Indebtedness permitted by Section 6.01(h)(i));

i.Indebtedness of the Company or any Subsidiary in respect of Bonding Obligations;

j.Guarantees of the Company or any Subsidiary in respect of Indebtedness of the Company or any Subsidiary that is otherwise permitted under this Agreement;

k.Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management and other bank product services (including purchase card services) or in connection with any automated clearing-house transfers of funds; provided that such Indebtedness shall be repaid in full within five (5) Business Days of the incurrence thereof; and

l.Indebtedness of a Person existing on the date such Person becomes a Subsidiary pursuant to a Permitted Acquisition; provided that  such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary,  neither the Company nor any other Subsidiary (other than such Person or such other Person that such Person merges with or acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and  the aggregate principal amount of Indebtedness permitted by this clause (l) shall not exceed $5,000,000 at any time outstanding.

Notwithstanding the foregoing or anything else to the contrary contained herein, Indebtedness described in clauses (d), (e), (f), (g), (h) and (l) of this Section 6.01 shall not be permitted during the Covenant Relief Period.
SECTION 6.02 Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
a.Permitted Encumbrances;
b.any Lien on any property or asset of the Company or any Subsidiary existing on the First Amendment Effective Date and set forth in Schedule 6.02; provided that  such Lien shall not apply to any other property or asset of the Company or any Subsidiary and  such Lien shall secure only those obligations which it secures on the First Amendment Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

c.Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that  such Liens secure Indebtedness permitted by clause (e) of Section 6.01,  such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement,  the Indebtedness secured thereby does not exceed one hundred percent (100%) of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Company or any Subsidiary;

d.Liens relating to Capital Lease Obligations permitted by clause (d) of Section 6.01;

e.in the case of any Subsidiary that is not a Wholly-Owned Subsidiary, any purchase options, calls or similar rights set forth in its organizational documents or any related joint venture or similar agreement; provided that in any such case such purchase options, calls or similar rights are subordinated to any Lien in favor of the Administrative Agent in a manner reasonably satisfactory to the Administrative Agent;

f.Liens securing Indebtedness permitted by Section 6.01(h);

g.Liens securing the Obligations;

h.Liens on any account receivable or its proceeds in favor of that account receivable’s purchaser pursuant to a sale or disposition permitted by Section 6.10; and

i.Liens on the property of any Subsidiary that are in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that  such Liens secure Indebtedness permitted by Section 6.01(l),  such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition,  such Liens do not apply to any property of the Company or any other Subsidiary and such Liens secure only those obligation which they secure on the date of such Permitted Acquisition.

SECTION 6.03 Fundamental Changes.
a.Except as set forth in Section 6.04(i), the Company will not, and will not permit any Subsidiary to, merge into, or amalgamate, or consolidate with any other Person, or permit any other Person to merge into, or amalgamate, or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing  any Subsidiary may merge, amalgamate or consolidate into the Company in a transaction in which the Company is the surviving corporation,  any Subsidiary may merge, amalgamate or consolidate into any other Subsidiary in a transaction in which the surviving entity is a Subsidiary, and  any Subsidiary may sell, transfer, lease or otherwise dispose of all its assets to the Company or to another Subsidiary and subsequently liquidate or dissolve; provided that  at least fifteen (15) days prior to the effectiveness of any of the transactions described in (a)(i), (ii) and (iii) that involve a Material Subsidiary, the Company shall provide to the Administrative Agent notice and a description of the material provisions of such transaction, and  prior to the effectiveness of any such transaction, the Company shall provide to the Administrative Agent all documents, agreements and instruments that Administrative Agent shall request relating to the Liens against property of any Subsidiary and the perfection thereof.
b.The Company will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (including without limitation Equity Interests in any Subsidiaries), whether now owned or hereafter acquired, except sales of inventory and obsolete or unneeded equipment in the ordinary course of business,  sales or dispositions of accounts receivable permitted by Section 6.10, and  other sales, transfers, leases or other dispositions of assets that, together with all other assets of the Company and its Subsidiaries previously leased, sold or disposed of under this Section 6.03(b)(iii) during the twelve-month period ending with the month in which any such transfer, lease, sale or other disposition occurs, do not have a fair market value, as reasonably determined by the Board of Directors of the Company, in excess of $20,000,000; provided that the Company may sell, transfer, lease or otherwise dispose of assets that, together with all other assets of the Company and its Subsidiaries previously leased, sold or disposed of under this Section 6.03(b)(iii) during the twelve-month period ending with the month in which any such transfer, lease, sale or other disposition occurs, have a fair market value, as so determined, in excess of $20,000,000 so long as 100% of the net cash proceeds of such sale, transfer, lease or other disposition are reinvested into the Company and its Subsidiaries within 180 days thereafter.

c.The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and/or any one or more of its Subsidiaries on the Effective Date and businesses substantially related or incidental thereto (it being understood that the Company and its Subsidiaries may expand their existing engineering services, construction services, fabrication services and/or repair and maintenance services businesses into additional market segments or industries and augment their existing technology and expertise).

d.The Company will not change its fiscal year.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, make or permit any Acquisition, make or permit to exist any loans or advances to any other Person, Guarantee any obligations of any other Person, or make or permit to exist any investment or any other interest in any other Person, except:
a.Permitted Investments;
b.investments by the Company existing on the First Amendment Effective Date in the capital stock of its Subsidiaries;

c.loans, capital contributions or advances made by the Company to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary, to the extent made in the ordinary course of business consistent with past practices;

d.Guarantees constituting Indebtedness permitted by Section 6.01;

e.Guarantees of the Company or any Subsidiary in respect of obligations (other than obligations constituting Indebtedness) of the Company or any Subsidiary, made in the ordinary course of business consistent with past practices;

f.advances to officers, directors and employees of the Company for travel, entertainment, relocation and analogous ordinary business purposes in an aggregate amount not to exceed $1,000,000 at any time outstanding;

g.investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

h.investments in Joint Ventures; provided that no Default or Event of Default is in existence at the time thereof or would exist after giving effect thereto,  the Company is in compliance on a pro forma basis after giving effect to the making of such investment, with the covenants set forth in Section 6.12, Section 6.13 and Section 6.15 and  the aggregate amount of investments in Joint Ventures shall not exceed $20,000,000 outstanding at any time; and

i.Acquisitions, subject to satisfaction of the following conditions:

i. no Default or Event of Default is in existence at the time of the consummation of the proposed Acquisition or would exist after giving effect thereto,

ii. all representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties were made on and as of the date of such proposed Acquisition (both before and after giving effect thereto) except to the extent limited to a specific prior date or incorrect as a result of transactions permitted under the Loan Documents,

iii. the proposed Acquisition is not a hostile or contested Acquisition and is not opposed by the board of directors (or equivalent governing body) of the Person being acquired or the Person transferring the subject business unit or ongoing business,

iv. in the case of an Acquisition that entails a merger, consolidation or other combination with another Person, the Company or one of its Wholly-Owned Subsidiaries is the surviving entity (or, in the case of a merger, consolidation or other combination involving a Wholly-Owned Subsidiary, the surviving entity complies with Section 5.09 to the extent required),

v. the applicable Permitted Acquisition Notice (described below) reflects that after giving effect to the consummation of such proposed Acquisition  the Leverage Ratio would be less than 2.00 to 1.00 on a pro forma basis as of the last day of the fiscal quarter immediately prior to such proposed Acquisition (with the Leverage Ratio adjusted to take into account the financial impact of such proposed Acquisition as if such Acquisition had occurred prior to, and the Person or property acquired pursuant to such Acquisition had been owned by the Company or one or more of its consolidated Subsidiaries throughout, the entire calculation period prior to the date as of which such calculation is being made) and  the unused aggregate Revolving Commitments would be equal to at least 50% of the aggregate Revolving Commitments at such time,

vi. the Company shall have given the Administrative Agent written notice at least five (5) Business Days prior to consummation of such proposed Acquisition (each of such notices, a “Permitted Acquisition Notice”), which notice shall  contain a brief description of the proposed Acquisition (including the aggregate consideration to be paid in connection therewith) and the proposed closing date thereof,  be accompanied by a Compliance Certificate that includes calculations showing the Company’s compliance with the condition set forth above in clause (v)(A) above and compliance on a pro forma basis as of the last day of the fiscal quarter immediately prior to such proposed Acquisition with the covenant contained in Section 6.13 after giving effect to the consummation of such proposed Acquisition (and for purposes of calculating such financial covenant, such calculation shall be adjusted to take into account the financial impact of such proposed Acquisition as if such Acquisition had occurred prior to, and the

Person or property acquired pursuant to such Acquisition had been owned by the Company or one or more of its consolidated Subsidiaries throughout, the entire calculation period prior to the date as of which such calculation is being made),  be accompanied by pro forma consolidated financial statements of the Company after giving effect to such Acquisition (adjusted as set forth above in clause (B)) and, if such Acquisition is of a Person, such Person’s historical financial statements (to the extent available) and  include an officer’s certificate executed by a Financial Officer of the Company, certifying as to compliance with the requirements of this Section 6.04(i),

vii. promptly upon request following delivery of the Permitted Acquisition Notice, the Company shall have provided the Administrative Agent and each of the Lenders with such additional information as the Administrative Agent shall have reasonably requested, and

viii.if such Acquisition entails the acquisition of the Equity Interests of a Person, the Acquisition is structured so that such Person shall become a Subsidiary and, to the extent required pursuant to Section 5.09(c), the Company shall cause the provisions of said Section 5.09(c) to be satisfied in respect of such new Subsidiary.

The consummation of each Acquisition shall be deemed to be a representation and warranty by the Borrowers that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder.
Notwithstanding the foregoing or anything else to the contrary contained herein, during the Covenant Relief Period, (i) investments described in clause (h) of this Section 6.04 shall not exceed an aggregate amount of $5,000,000 outstanding at any time and (ii) investments described in clause (i) of this Section 6.04 shall not be permitted.
SECTION 6.05 Swap Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except  Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and  Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.
SECTION 6.06 Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except  the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock,  Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, the Company may make Restricted Payments pursuant to and in accordance with stock incentive plans, employee stock purchase plans or other benefit plans for management or employees of the Company and its Subsidiaries, the Company may declare and pay cash dividends on its capital stock or make other distributions during any fiscal year up to an amount which, when added to all other dividends and distributions paid pursuant to this clause (d) during such fiscal year, does not exceed fifty percent (50%) of cumulative net income of the Company for such fiscal year to date, and  the Company may make Restricted Payments for the purpose of repurchasing Equity Interests of the Company under the existing share buyback plan, as it may be amended from time to time, or under any other share buyback plan approved from time to time by the Company’s board of directors, in an aggregate amount not to exceed $30,000,000 in any calendar year; provided in all cases of clauses (a) through (e), inclusive, above that no Default or Event of Default shall exist before or after giving effect to such Restricted Payment, including, for the avoidance of doubt, any Default under Sections 6.12, 6.13 or 6.15 after giving effect to such Restricted Payment; provided further that no Restricted Payments described in clause (d) or (e) of this Section 6.06 shall be permitted during the Covenant Relief Period.
SECTION 6.07 Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except  in the ordinary course of business at prices and on terms and conditions either not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or upon fair and reasonable terms consistent with past practices by the Company or such Subsidiary (provided that transfers that occur solely for tax-related purposes from the Company to Subsidiary or from Subsidiary to Subsidiary shall be permitted), and  any Restricted Payment permitted by Section 6.06.
SECTION 6.08 Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon  the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or  the ability of any Subsidiary to pay dividends or other Distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that  the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement,  the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition),  the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder,  clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and  clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts entered into in the ordinary course of business restricting the assignment thereof.

SECTION 6.09 Amendments to Agreements. The Company will not, and will not permit any Subsidiary to, amend or terminate any agreement or contract if such amendment or termination could reasonably be expected to cause a Material Adverse Effect.
SECTION 6.10 Sale of Accounts. The Company will not, and will not permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, except as follows:
a.the Company and any Subsidiary may sell an account receivable if each of the following conditions are satisfied with respect to that account receivable: the purchaser of the account receivable is a Lender or a Lender’s Affiliate, the account receivable is sold pursuant to a “put” option or other similar arrangement providing the Company or its Subsidiary (as applicable) the exclusive ability to sell or not sell the account receivable, at its option, the purchase price for the account receivable is not less than 100% of its face value (such face value calculated without discount or offset), and the sale is made pursuant to documentation acceptable in form and content in all respects to the Administrative Agent in its sole discretion, including, if required by the Administrative Agent, an intercreditor or other similar agreement between the Administrative Agent and the applicable purchaser; and
b.the Company and any Subsidiary may sell or otherwise dispose of, to any Person, up to $25,000,000 of accounts receivable during any 12-month period pursuant to any agreement or arrangement not described in Section 6.10(a) above, if the purchase price for the account receivable is not less than 96% of its face value (such face value calculated without discount or offset) and the sale or disposition, and all documentation needed to evidence such sale or disposition is otherwise acceptable in all respects to the Administrative Agent in its sole discretion, including, if required by the Administrative Agent, an intercreditor or other similar agreement between the Administrative Agent and the applicable purchaser.

SECTION 6.11 Sale and Leaseback Transactions. Except for the sale and leaseback of assets sold as permitted by Section 6.03(b)(iii), the Company will not, and will not permit any Subsidiary to, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that  the Company or any Subsidiary has sold or transferred or is to sell or transfer to any other Person or  the Company or any Subsidiary intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by the Company or any Subsidiary to any Person in connection with such lease.
SECTION 6.12 Leverage Ratio. As of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2022, the Company will not permit the Leverage Ratio to exceed 3.00 to 1.00.
SECTION 6.13 Fixed Charge Coverage Ratio. As of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2022, the Company will not permit the Fixed Charge Coverage Ratio to be less than 1.25 to 1.00.

SECTION 6.14 Minimum Consolidated EBITDA. The Company will not permit Consolidated EBITDA to be less than (a) $2,500,000 as of June 30, 2021 for the fiscal quarter then ending, (b) $8,000,000 as of September 30, 2021 for the two fiscal quarters then ending or (c) $16,500,000 as of December 31, 2021 for the three fiscal quarters then ending.
SECTION 6.15 Minimum Unencumbered Cash. The Company will not permit the aggregate amount of unrestricted and unencumbered (other than ordinary course setoff rights of a depository bank arising under a bank depository agreement for customary fees, charges and other account-related expenses due to such depository bank thereunder) cash of the Credit Parties to be less than (a) $50,000,000 at any time during the period commencing on the First Amendment Effective Date through and including June 30, 2021 and (b) $60,000,000 at any time during the period commencing on July 1, 2021 through and including the last day of the Covenant Relief Period.
SECTION 6.16 Capital Expenditures. The Company will not, and will not permit any Subsidiary to, incur or make Capital Expenditures in an aggregate amount in excess of $2,000,000 in any fiscal quarter ending during the Covenant Relief Period.
SECTION 6.17 Employee Pension Benefit Plan; Canadian Pension Plans.
a.The Company shall not (and shall not allow any Subsidiary to) adopt any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” which has established or maintained such plan, or is otherwise the employer in relation to it as described and defined in Section 3(5) of ERISA.
b.The Company shall not (and shall not allow any Subsidiary to) establish or maintain a Canadian Pension Plan.

ARTICLE VII
Events of Default

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:
a.the Borrowers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
b.the Borrowers shall fail to pay any interest on any Loan, any reimbursement obligation in respect of any LC Disbursement or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

c.any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

d.the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to any Borrower’s existence), or Section 5.08 or in Article VI;

e.the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of (x) ten (10) days in the case of Section 5.01 or Section 5.05(b) and (y) thirty (30) days in all other cases, in the case of (x) and (y) after the earlier of  notice thereof from the Administrative Agent to the Borrowers (which notice will be given at the request of any Lender) and  the date on which Company has actual knowledge of such failure;

f.the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

g.any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

h.an involuntary proceeding shall be commenced or an involuntary petition or application shall be filed seeking  liquidation, reorganization or other relief in respect of the Company or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or  the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of the assets of the Company and its Subsidiaries, and, in any such case, such proceeding, petition or application shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

i.the Company or any Subsidiary shall  voluntarily commence any proceeding or file any petition or application seeking liquidation, reorganization, arrangement with its creditors or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect,  consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding, petition or application described in clause (h) of this Article,  apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of the property of the Company and its Subsidiaries,  file an answer admitting the material allegations of a petition or application filed against it in any such proceeding,  make a general assignment for the benefit of creditors or  take any action for the purpose of effecting any of the foregoing;

j.the Company or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

k.(i) one or more judgments or orders shall be rendered against the Company, any Subsidiary or any combination thereof that shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, either (A) for the payment of money in an aggregate amount in excess of $10,000,000 (or the Equivalent Amount in currencies other than U.S. Dollars) in excess of insurance coverage or (B)  for nonmonetary relief which could reasonably be expected to have a Material Adverse Effect, or (C) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment or order;

l.an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

m.the Company or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Company, any of its Subsidiaries or any other Person of any Hazardous Materials into the environment which results in remediation liability in excess of $10,000,000 (or the Equivalent Amount in currencies other than U.S. Dollars) not covered by insurance or indemnified by any third party;

n.the occurrence of any “default” under any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

o.except as a result of actions taken which are mergers, consolidations, liquidations, dispositions or dissolutions that are not prohibited by Section 6.03, any Subsidiary Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue, terminate, or to assert the invalidity or unenforceability of any such Subsidiary Guaranty, or any Subsidiary Guarantor shall fail to comply with any of the terms or provisions of any such Subsidiary Guaranty to which it is a party, or any Subsidiary Guarantor shall deny that it has any further liability under any such Subsidiary Guaranty to which it is a party, or shall give notice to such effect;

p.any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as to equipment which has become obsolete or which is otherwise permitted to become released under the terms of any Collateral Document; or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Credit Party shall fail to comply with any term or provision of any Collateral Document that relates to the perfection of a security interest and such failure is not cured within thirty (30) days after the earlier of  Administrative Agent or any Lender provides the Company notice of such failure or  the date on which the Company becomes aware of such failure;

q.a Change in Control shall occur; or

r.any event or condition occurs that results in any Surety taking possession of any Collateral with a book value in excess of $25,000,000 or exercising any other rights or remedies as a secured party with respect to Collateral with a book value in excess of $25,000,000 if such action continues for a period of fifteen (15) Business Days after the earlier of (A) the Administrative Agent’s delivery of written notice thereof to the Company and (B) the date an Authorized Officer of the Company or any Subsidiary first obtains knowledge thereof;

then, and in every such event (other than an event with respect to a Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may (and at the request of the Required Lenders shall), by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
SECTION 7.02 Cash Collateral. In addition to the remedies contained in Section 7.01, upon the occurrence and during the continuance of an Event of Default, the Borrowers shall pay to the Administrative Agent cash collateral in such amounts and at such times as contemplated by Section 2.06(k)(i).

ARTICLE VIII
The Administrative Agent

SECTION 8.01 Authorization and Action.
a.Each Lender and the Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and the Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or the Issuing Bank’s behalf. Without limiting the foregoing, each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
b.As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and the Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Bank with respect to such action or is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

c.In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Bank (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

i. the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

ii. nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

d.None of any Co-Syndication Agent, any Co-Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
e.In case of the pendency of any proceeding with respect to any Credit Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

i. to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

ii. to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, and each Issuing to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Bank, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding.
f.The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and, except solely to the extent of the Company’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Company or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.
SECTION 8.02 Administrative Agent’s Reliance, Limitation of Liability, Etc.
a.Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Credit Party to perform its obligations hereunder or thereunder.

b.The Administrative Agent shall be deemed not to have knowledge of any notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Company, a Lender or the Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into any statement, warranty or representation made in or in connection with any Loan Document, the contents of any certificate, report or other document delivered thereunder or in connection therewith, the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Company, any Subsidiary, any Lender or the Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or the Issuing Bank.

c.Without limiting the foregoing, the Administrative Agent may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, may rely on the Register to the extent set forth in Section 9.04(b), may consult with legal counsel (including counsel to the Company), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, makes no warranty or representation to any Lender or the Issuing Bank and shall not be responsible to any Lender or the Issuing Bank for any statements, warranties or representations made by or on behalf of any Credit Party in connection with this Agreement or any other Loan Document, in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the

Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03 Posting of Communications.
a.The Company agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Bank by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
b.Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Bank and the Borrowers acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Bank and the Company hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

c.THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION

AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, THE ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

d.Each Lender and the Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such email address.

e.Each of the Lenders, each of the Issuing Bank and the Borrowers agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

f.Nothing herein shall prejudice the right of the Administrative Agent, any Lender or the Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04 The Administrative Agent Individually. With respect to its Revolving Commitment, Loans (including Swingline Loans), Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or the Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrowers, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Bank.
SECTION 8.05 Successor Administrative Agent.
a.The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Bank and the Company, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Company (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.
b.Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and the Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

SECTION 8.06 Acknowledgements of Lenders and Issuing Banks.

a.Each Lender and the Issuing Bank represents and warrants that the Loan Documents set forth the terms of a commercial lending facility, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or the Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and the Issuing Bank agrees not to assert a claim in contravention of the foregoing), it has, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent or any other Lender or the Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or the Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger any Syndication Agent, any Co-Documentation Agent or any other Lender or the Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
b.Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

c.
i. Each Lender and each Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or such Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or such Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such Issuing Bank (whether or not known to such Lender or such Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or such Issuing Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or such Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or any Issuing Bank under this Section 8.06(c) shall be conclusive, absent manifest error.

ii. Each Lender and each Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender and each Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or such Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

iii. The Company and each other Credit Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or any Issuing Bank that has received such Payment (or portion thereof) for any reason, the

Administrative Agent shall be subrogated to all the rights of such Lender or such Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company or any other Credit Party.

iv. Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or an Issuing Bank, the termination of the Revolving Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 8.07 Collateral Matters.

a.Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

b.In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of any Cash Management Agreement the obligations under which constitute Obligations and no Swap Agreement the obligations under which constitute Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of any Cash Management Agreement or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

c.The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to (i) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(a) and (ii) release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition expressly permitted under the Loan Documents, as certified by the Company. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.08 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
SECTION 8.09 Certain ERISA Matters.
a.Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Credit Party, that at least one of the following is and will be true:
i.such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolving Commitments,
ii.the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement,

iii.(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (1) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (2) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, or

iv.such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

b.In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger ,any Syndication Agent, any Co-Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

c.The Administrative Agent, and each Arranger, Syndication Agent and Co-Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof may receive interest or other payments with respect to the Loans, the Letters of Credit, the Revolving Commitments, this Agreement and any other Loan Documents may recognize a gain if it extended the Loans, the Letters of Credit or the Revolving Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Revolving Commitments by such Lender or may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX
Miscellaneous

SECTION 9.01 Notices.
a.Except in the case of notices and other communications expressly permitted to be given by telephone, electronic mail or through an Approved Electronic Platform (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

i. if to the Company or any other Borrower, to Matrix Service Company, Attention 5100 E. Skelly Drive, Suite 500, Tulsa, Oklahoma 74135, Attention: Kevin S. Cavanah; Telephone (918) 838-8832; Fax: (918) 838-8810; Email: kcavanah@matrixservicecompany.com; with a copy to Matrix Service Company, Attention 5100 E. Skelly Drive, Suite 500, Tulsa, Oklahoma 74135, Attention: Mike McMahon; Telephone (918) 838-8832; Fax: (918) 624-2555; Email: mmcmahon@matrixservicecompany.com; with a copy to Conner & Winters, LLC, 4000 One Williams Center, Tulsa, Oklahoma 74172, Attention; Mark D. Berman; Telephone (918) 586-8961; Fax: (918) 586-8661; Email: mberman@cwlaw.com;

ii. if to the Administrative Agent, or JPMorgan Chase Bank, N.A. as the Issuing Bank or Swingline Lender in respect of Loans or Letters of Credit in U.S. Dollars or Canadian Dollars, to JPMorgan Chase Bank, N.A., 10 S. Dearborn, Floor L2, Chicago, Illinois 60603, Attention: Ashley Goad; Telephone (312) 732-2467; Fax: (844) 235-1788; Email: CLS.CAD.Chicago@jpmorgan.com;

iii. if to the Administrative Agent or JPMorgan Chase Bank, N.A. as the Issuing Bank in respect of Loans or Letters of Credit in Foreign Currencies (other than Canadian Dollars), to J.P. Morgan Europe, Loan and Agency Group, 25 Bank Street, Canary Wharf, London E14 5JP, Telephone +44 (0) 20 7742 1000; Fax: +44 (0) 20 7777 2360, E-Fax: 12016395145@tls.ldsprod.com; Email: loan_and_agency_london@jpmorgan.com;

iv. if to the Administrative Agent in respect of any other matter, to JPMorgan Chase Bank, N.A., 210 Park Ave, Ste 2725, Floor 27, Oklahoma City, Oklahoma 73102-8606, Attention: Michael Mattson; Telephone (918) 586-5088; Fax (918) 586-5474; Email: michael.mattson@chase.com; and JPMorgan Chase Bank, N.A., 210 Park Ave, Ste 2725, Floor 27, Oklahoma City, Oklahoma 73102-8606, Attention: Ryan Kirk; Telephone: (405) 231-6218; Fax: (405) 231 6758; Email: ryan.kirk@chase.com;

v. if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire; and

vi. if to Wells Fargo Bank, N.A. as an Issuing Bank, to 401 N. Research Pkwy, Winston-Salem, North Carolina 27101, Attention: Standby L/C Department (Telecopy No. 1-844-879-2898); Email: standbycustomercare@wellsfargo.com.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

b.Notices and other communications to the Company, any Credit Party, the Lenders and the Issuing Bank hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
c.Unless the Administrative Agent otherwise prescribes,  notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and  notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

d.Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02 Waivers; Amendments.
a.No failure or delay by the Administrative Agent, the Issuing Banks or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Banks may have had notice or knowledge of such Default at the time.
b.Subject to Section 2.14(b), (d) and (e) and Section 9.02(c) below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the written consent of the Required Lenders; provided that no such agreement shall  increase the Revolving Commitment of any Lender without the written consent of such Lender,  reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,  postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender affected thereby,  change Section 2.18(b) or (c) in a manner that would alter the sharing of payments required thereby, without the written consent of each Lender,  change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of the Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender,  release any Borrower from its Guarantee under Article X, release any Subsidiary Guarantor from any Subsidiary Guaranty or release the Liens on a substantial part of the Collateral except in accordance with the terms of any Loan Document, in each case, without the written consent of each Lender or  amend the definition of “Foreign Currency” to add a new currency or permit any non-U.S. Person to become a “Foreign Borrower” hereunder, in each case, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Banks or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, each Issuing Bank or the Swingline Lender, as the case may be; and provided further that no such agreement shall amend or modify the provisions of Section 2.06 without the prior written consent of the Administrative Agent and each Issuing Bank.
c.If the Administrative Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

SECTION 9.03 Expenses; Limitation of Liability; Indemnity; Etc.
a.Expenses. The Borrowers shall pay  all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated),  all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and  all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or

Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
b.Limitation of Liability. To the extent permitted by applicable law the Borrowers and each Credit Party shall not assert, and the Borrowers and each Credit Party hereby waives, any claim against the Administrative Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent the Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrowers and each Credit Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

c.Indemnity. The Borrowers shall indemnify the Administrative Agent, each Arranger, each Syndication Agent, each Co-Documentation Agent the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of  the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby,  any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit),  any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or  any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by the Company or any other Credit Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by the Company or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Credit Party has obtained a final and nonappealable judgement in its favor on such claim as determined by a court of competent jurisdiction. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

d.Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Borrowers under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent, the Issuing Bank and each Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date) and agrees to indemnify and hold each Agent-Related Person harmless, from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence, willful misconduct or breach in bad faith of such Agent-Related Person’s obligations hereunder or any other Loan Document.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
e.Payments. All amounts due under this Section 9.03 shall be payable not later than five (5) days after written demand therefor.

SECTION 9.04 Successors and Assigns.
a.The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that  the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and  no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the

Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
b.
i. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment (if any) and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
a.the Company, provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof; provided, further that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

b.the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Commitment to an assignee that is a Lender immediately prior to giving effect to such assignment; and

c.the Issuing Bank and the Swingline Lender.
ii. Assignments shall be subject to the following additional conditions:

a.except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans of any Class, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than the lesser of  $5,000,000 or  the remaining amount of the assigning Lender’s Revolving Commitment (calculated as of the date of such assignment), if any, and outstanding Loans, unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

b.except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Revolving Commitments or Loans;

c.the parties to each assignment shall execute and deliver to the Administrative Agent (1) an Assignment and Assumption, or (2) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500;

d.the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

e.the assignee shall deliver to the Administrative Agent, the Withholding Agent and/or the Company, as applicable, any documentation required by subsections (f) or (g) of Section 2.17; and

f.no assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural person), the Company or any of the Company’s Affiliates or Subsidiaries or to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

For the purposes of this (b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

iii. Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17, and Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
iv. The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

v. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), Section 2.06(d) or Section 2.06(e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

c.
i. Any Lender may, without the consent or notice to of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16, and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

ii. A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender, or a non-resident of Canada for purposes of the ITA in the case of any participation of rights and/or obligations with respect to a Canadian Borrower, shall not be entitled to the benefits of Section 2.17 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) as though it were a Lender.
iii. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

d.Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Disclosure. The Borrowers and each Lender hereby  acknowledge and agree that  one or more Affiliates of JPMorgan Chase are or may become direct or indirect equity investors in the Company, and  JPMorgan Chase and/or its Affiliates from time to time may hold other investments in, make other loans to or have other relationships with the Company, and  waive any liability of JPMorgan Chase or such Affiliate to the Company or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of JPMorgan Chase or its Affiliates, in each case, as determined by a court of competent jurisdiction by final and non-appealable judgment.
SECTION 9.06 Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.07 Counterparts; Integration; Effectiveness; Electronic Execution.
a.This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

b.Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrowers or any other Credit Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrowers and any other Credit Party hereby agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Credit Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrowers and/or any Credit Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.08 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.09 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrowers against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Bank or such Affiliate, irrespective of whether or not such Lender, the Issuing Bank or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of set-off,  all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20(f) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 9.10 Governing Law; Jurisdiction; Consent to Service of Process.
a.This Agreement shall be construed in accordance with and governed by the law of the State of Oklahoma.
b.Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any United States federal court or Oklahoma state court sitting in Tulsa, Oklahoma, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrowers or any of their properties in the courts of any jurisdiction.

c.Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

d.Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.13 Confidentiality.
a.Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed  to its and its Affiliates’ and Approved Funds’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential),  to the extent requested by any regulatory authority,  to the extent required by applicable laws or regulations or by any subpoena or similar legal process,  to any other party to this Agreement,  in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder,  subject to an agreement containing provisions substantially the same as those of this Section, to  any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations,  with the consent of the Borrowers or  to the extent such Information  becomes publicly available other than as a result of a breach of this Section or  becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
b.EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.13(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15 No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company, for itself and the other Credit Parties, acknowledges and agrees that:   the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Lenders, on the other hand,  the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and  the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents;   each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person and  no Lender has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and  each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Company or its Affiliates. To the fullest extent permitted by law, the Company, for itself and the other Credit Parties, hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 9.16 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.
SECTION 9.17 Judgment Currency Conversion.
a.The obligations of the Borrowers or any of the other Credit Parties hereunder and under the other Loan Documents to make payments in U.S. Dollars or in Foreign Currencies, as the case may be (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Administrative Agent’s quoted rate of exchange prevailing, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

b.If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Credit Parties each covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

c.Any amount due from a Credit Party under this Section 9.17 shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

d.For purposes of determining the prevailing rate of exchange, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 9.18 MIRE Events. Each of the parties to this Agreement acknowledges and agrees that, if there are any Mortgaged Properties, any increase, extension or renewal of any of the Revolving Commitments or Loans (but excluding any continuation or conversion of Borrowings, the making of any Revolving Loans or Swingline Loans or the issuance, renewal or extension of Letters of Credit) shall be subject to (and conditioned upon) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by Flood Insurance Law and as otherwise reasonably required by the Administrative Agent and Impacted Lender and the Administrative Agent shall have received written confirmation from the Impacted Lender that flood insurance due diligence and flood insurance compliance has been completed by the Impacted Lender (such written confirmation not to be unreasonably withheld, conditioned or delayed).
SECTION 9.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
a.the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
b.the effects of any Bail-In Action on any such liability, including, if applicable:
i. a reduction in full or in part or cancellation of any such liability;

ii. a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
iii. the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.20 Limitation of Liability of Foreign Borrowers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the parties agree that  no Foreign Borrower shall be liable for any obligation of the Company or any Domestic Subsidiary arising under or with respect to the Loan Documents,  the Company shall be liable for all of the obligations of each Credit Party arising under or with respect to the Loan Documents and none of the Administrative Agent, the Issuing Bank nor any Lender, nor any Affiliate thereof, may setoff and apply any deposits of a Foreign Borrower or any other obligations at the time owing to or for the credit of the account of any Foreign Borrower by the Administrative Agent, the Issuing Bank, such Lender or Affiliate thereof, against any or all of the obligations of the Company.
SECTION 9.21 Amendment and Restatement. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Effective Date. The execution and delivery of this Agreement shall not constitute a novation of any loans or letters of credit owing to or issued by the Lenders, the Issuing Bank or the Administrative Agent under the Existing Credit Agreement. On the Effective Date, the credit facilities described in the Existing Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the credit facilities described herein, and all loans and other obligations of the Borrowers outstanding as of the Effective Date under the Existing Credit Agreement shall be deemed to be Loans and Obligations outstanding under the credit facility described herein without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Effective Date, reflect the respective Revolving Commitments of the Lenders hereunder.
SECTION 9.22 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed by each other Credit Party to honor all of its obligations hereunder in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.22 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.22 or otherwise hereunder voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all Obligations shall have been indefeasibly paid in full, the Revolving Commitments shall have terminated or expired and all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank have been made) shall have terminated or expired. Each Qualified ECP Guarantor intends that this Section 9.22 constitute, and this Section 9.22 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 9.23 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
ARTICLE X
BORROWER GUARANTEES

SECTION 10.01 Guarantee of the Company.
In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such other Borrowers. The Company further agrees that, except for any consent of the Company which is expressly required pursuant to this Agreement, the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.
The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Credit Party under the provisions of this Agreement, any other Loan Document or otherwise, any extension or renewal of any of the Obligations, any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations or  any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.
The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.
In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent or such Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon.
Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrower to the Administrative Agent, the Issuing Bank and the Lenders.
Nothing shall discharge or satisfy the liability of the Company under this Section 10.01 except the full performance and payment of the Obligations.
SECTION 10.02 Guarantee of the Foreign Borrowers.
In order to induce the Lenders to extend credit to the other Foreign Borrowers hereunder, each Foreign Borrower hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of each other Foreign Borrower. Each Foreign Borrower further agrees that, except for any consent of such Foreign Borrower which is expressly required pursuant to this Agreement, the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.
Each Foreign Borrower waives presentment to, demand of payment from and protest to any other Borrower of any of the Obligations of any Foreign Borrower, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Foreign Borrowers hereunder shall not be affected by (a) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Credit Party under the provisions of this Agreement, any other Loan Document or otherwise, (b) any extension or renewal of any of the Obligations, (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement, (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of any Foreign Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of any Foreign Borrower to subrogation.
Each Foreign Borrower further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, or any Obligation of any Foreign Borrower is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.
In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against any Foreign Borrower by virtue hereof, upon the failure of any Foreign Borrower to pay any Obligation of such Foreign Borrower when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Foreign Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent or such Lender in cash an amount equal to the unpaid principal amount of any Obligations of any other Foreign Borrowers then due, together with accrued and unpaid interest thereon.
Upon payment by any Foreign Borrower of any sums as provided above, all rights of such Foreign Borrower against any other Foreign Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Foreign Borrower to the Administrative Agent, the Issuing Banks and the Lenders.
Nothing shall discharge or satisfy the liability of any Foreign Borrower under this Section 10.02 except the full performance and payment of the Obligations of all Foreign Borrowers.
SECTION 10.03 Limitation on Foreign Guarantees.

Notwithstanding any other provisions of the Loan Documents, no Loan to the Company or other obligation of the Company or any Domestic Subsidiary under this Agreement or under any Loan Document may be, directly or indirectly,  guaranteed by a Foreign Borrower or a Foreign Subsidiary,  secured by any assets of any Foreign Borrower or Foreign Subsidiary (including any stock held directly or indirectly by a Foreign Borrower or Foreign Subsidiary) or  secured by a pledge in excess of 65% of the stock (measured by the total combined voting power of the issued and outstanding voting stock) of a Foreign Borrower or Foreign Subsidiary. The Guarantee granted pursuant to this Article X does not apply to any liability to the extent that it would result in such Guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the English Companies Act 2006.
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